AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED AUGUST 6, 2021

Ark7 Properties LLC

(A DELAWARE SERIES LIMITED LIABILITY COMPANY)

535 Mission St., 14th Floor

San Francisco, CA 94105

www.ark7.com

		Series Membership Interests Overview
		Price to Public	Underwriting Discounts and Commissions (1)	Proceeds to Issuer	Proceeds to Other Persons

Series #KYLBE Interest	Per Unit	$890	$8.90	$881.1(2)	N/A
	Total Minimum	N/A	N/A	N/A	N/A
	Total Maximum	$223,390	$2,233.90	$221,156.10(2)	N/A

Series #MHQNN Interest	Per Unit	$940	$9.40	$930.6(2)	N/A
	Total Minimum	N/A	N/A	N/A	N/A
	Total Maximum	$225,600	$2,256.00	$223,344.00(2)	N/A

(1)	The company has engaged Dalmore Group, LLC, member FINRA/SIPC (“Dalmore”), to perform administrative and compliance related functions in connection with this offering, but not for underwriting or placement agent services. This includes the 1% commission, approximately $4,489.90 assuming a fully subscribed offering, but it does not include the one-time expense allowance of $5,000, or consulting fees of $20,000 payable by the company to Dalmore. See “Plan of Distribution” for details. The company intends to distribute all offerings of the Series #KYLBE Interests and Series #MHQNN Interests (individually a Series Interest and collectively, the “Series Interests”) in any series of the company principally through Ark7 Properties LLC as described in greater detail under “Plan of Distribution and Subscription Procedure.”

(2)	The company anticipates approximately $4,489.90 of the proceeds from the Series Interests purchased will be used for offering expenses in fees to Dalmore. These numbers do not include state filing fees.

There is no minimum subscription per investor.

This offering will terminate at the earlier of (i) the date at which the maximum offering amount has been sold, (ii) the date at which the offering is earlier terminated by the company, in its sole discretion or (iii) the date that is three years from this offering being qualified by the United States Securities and Exchange Commission (the “Commission” or “SEC”). At least every 12 months after this offering has been qualified by the SEC the company will file a post-qualification amendment to include the company’s recent financial statements. In addition, the company may periodically file a post-qualification amendment to include additional series interests to this offering. No escrow agent has been engaged for this offering and hold funds tendered by investors will be held in a segregated account controlled by the company.

The company may undertake one or more closings on a rolling basis and, after each closing, funds tendered by investors will be available to the company and issue the interests to investors. See Plan of Distribution. No escrow agent has been engaged for this offering and hold funds tendered by investors will be held in a segregated account controlled by the company.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, THE COMPANY ENCOURAGES YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, THE COMPANY ENCOURAGES YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 4.

Sales of these securities will commence on approximately [date].

The company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that the company becomes a reporting company under the Securities Exchange Act of 1934, the company intends to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Summary — Implications of Being an Emerging Growth Company.”

In this Offering Circular, the terms “Ark7 Properties LLC” “Ark7 Properties,” “we,” “us, “our,” the “company” and similar terms refer to Ark7 Properties LLC, a Delaware series limited liability company.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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Implications of Being an Emerging Growth Company

The company is not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because the company is not registering its securities under the Exchange Act.  Rather, the company will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

●	annual reports (including disclosure relating to our business operations for the preceding two fiscal years, or, if in existence for less than two years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

●	semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and

●	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which the company’s offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, the company may immediately suspend its ongoing reporting obligations under Regulation A.

If and when the company becomes subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during its last fiscal year, it will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company, the company:

●	will not be required to obtain an auditor attestation on its internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing its compensation principles, objectives and elements and analyzing how those elements fit with its principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from its unit holders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

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The company intends to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. The company’s election to use the phase-in periods may make it difficult to compare its financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, the company may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after its initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that the company no longer meets the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that the company would cease to be an “emerging growth company” if it has more than $1.07 billion in annual revenues, have more than $700 million in market value of its common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that the company may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

iii

SUMMARY

OFFERING CIRCULAR SUMMARY

This Offering Circular Summary highlights information contained elsewhere and does not contain all of the information that you should consider in making your investment decision. Before investing in the company’s Common Stock, you should carefully read this entire Offering Circular, including the company’s financial statements and related notes. You should also consider, among other information, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Company

Ark7 Properties LLC, a Delaware series limited liability company formed on October 31, 2018 (“Ark7 Properties”) is a wholly owned subsidiary of Ark7 Inc., a Delaware corporation (“Ark7”). The purpose of the company is to establish separate series for the holding of properties to be acquired by the company.

Ark7 is a real estate investment platform that allows individual investors to have direct access to quality real estate investment opportunities and invest in the units of each property.

Investors in this offering will acquire Series Interests in a Series of the company, each of which is a separate registered series of the company for purposes of assets and liabilities.

It is not anticipated that any Series would own any assets other than its respective underlying asset, the reason for which the applicable Series was created, (“The Underlying Asset(s)”), plus cash reserves for maintenance, storage, insurance and other expenses pertaining to each Underlying Asset and amounts earned by each Series from the monetization of the Underlying Asset. It is intended that owners of an interest in a Series will only have assets, liabilities, profits and losses pertaining to the specific Underlying Assets owned by that Series.

For example, an investor who acquires Series Interests in Series #KYLBE will only have assets, liabilities, profits and losses pertaining to the property located at 3102 California Street, Berkeley, CA 94703. An investor who acquires Series Interests in Series #MHQNN will only have assets, liabilities, profits and losses pertaining to the property located at 2924 Mabel Street, Berkeley, CA 94702.

Ark7 will serve as the asset manager responsible for managing each Series’ Underlying Asset (the “Asset Manager”) as described in the Asset Management Agreement between Ark7 Inc. and Ark7 Properties LLC – Series #KYLBE, and the Asset Management Agreement between Ark7 Inc. and Ark7 Properties LLC – Series #MHQNN.

Ark7 will serve as the managing member (the “Managing Member”) responsible for the day-to-day management of the company and each registered series.

Organizational Chart

For ease of understanding the company’s business structure, it has included the organizational chart below, however, the company notes that while it has formed multiple series, it is only offering interests in Series #KYLBE and #MHQNN pursuant to this Offering Circular:

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The Current Offering

Maximum Offering Amount	Up to $223,390 of Series #KYLBE Interests to be acquired pursuant to a Subscription Agreement are being offered on a “best efforts” basis.

Up to $225,600 of Series #MHQNN Interests to be acquired pursuant to a Subscription Agreement are being offered on a “best efforts” basis.

Minimum Offering Amount	None.

Price Per Security	$890 per Series #KYLBE Interest $940 per Series #MHQNN Interest

Minimum Investment	One Series Interest per investor.

Use of Proceeds	The proceeds from the sale of Series #KYLBE and Series #MHQNN, and will be used for general working capital, repayment of outstanding loans, loans to the company’s Managing Member, and to create a maintenance reserve for the applicable Underlying Asset.

Series Interests outstanding before the offering	Series #KYLBE Interest: 1,749 Series #MHQNN Interest: 1,760

Series Interests outstanding after the offering	Series #KYLBE Interest: 2,000 Series #MHQNN Interest: 2,000

Summary Financial Information

Ark7 Properties has seen an increased interest from potential investors. Specifically, Ark7 Properties has:

●	Purchased three multi-unit properties.

●	Maintained 90% occupancy rate for all properties owned by the company.

Selected Risks

The company’s business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

●	An investment in an offering constitutes only an investment in that Series and not in the company or any Underlying Asset.

●	Liability of investors between series of interests.

●	Each Series Interest will rely on its Managing Member, Ark7 to manage each property.

●	If Ark7, the company’s Asset Manager, fails to retain its key personnel, the company may not be able to achieve its anticipated level of growth and its business could suffer.

●	There is competition for time among the various entities sharing the same management team.

●	There is currently no trading market for the company’s securities.

●	The company has limited operating history for investors to evaluate.

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●	Possible Changes in Federal Tax Laws make it impossible to giver certainty to the tax treatment of any series of interest.

●	The company’s Managing Member can determine in its sole discretion whether to suspend the redemption provision of the company’s Operating Agreement.

●	The company’s consolidated financial statements include a going concern opinion.

●	The company may not raise sufficient funds to achieve its business objectives.

●	The company’s management has full discretion as to the use of proceeds from the offering.

●	The purchase prices for the Series Interests have been arbitrarily determined.

●	If the company does not successfully dispose of real estate assets, you may have to hold your investment for an indefinite period.

●	Competition with other parties entering real estate investment business may reduce the company’s profitability.

●	The company does not intend to hire an escrow agent and therefore does not have an independent third-party holding investors funds until they are released to the company.

●	The company’s real estate and real estate-related assets will be subject to the risks typically associated with real estate.

●	The underlying value and performance of any real estate asset will fluctuate with general and local economic conditions.

●	The market in which the company participates is competitive and, if it does not compete effectively, its operating results could be harmed.

●	An Underlying Asset that has significant vacancies could be difficult to sell, which could diminish the return on the Underlying Asset.

●	The company may decide to sell an Underlying Asset which could conflict with an investor’s interests.

●	A decline in general economic conditions in the markets in which each Underlying Asset is located or in the United States generally could lead to an increase in tenant defaults, lower rental rates and less demand for commercial real estate space in those markets.

●	Lawsuits may arise between the company and its tenants resulting in lower cash distributions to investors.

●	Costs imposed pursuant to governmental laws and regulations may reduce the company’s net income and the cash available for distributions to its investors.

●	The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property or of paying personal injury or other damage claims could reduce the amounts available for distribution to the company’s investors.

●	Costs associated with complying with the Americans with Disabilities Act may decrease cash available for distributions.

●	Uninsured losses relating to real property or excessively expensive premiums for insurance coverage could reduce the company’s cash flows and the return on investment.

●

The company’s Operating Agreement and applicable Series Interest Subscription Agreement each include a forum selection provision, that requires disputes be resolved in state or federal courts in the State of California, under Delaware law, regardless of convenience or cost to you, the investor, which could result in less favorable outcomes to the plaintiff(s) in any action against our company.

●	Investors in this offering may not be entitled to a jury trial with respect to claims arising under the applicable Series Interest Subscription Agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the Agreement.

●	The company’s results of operations may be negatively impacted by the coronavirus outbreak.

●	Actual or threatened epidemics, pandemics, outbreaks, or other public health crises may adversely affect the company’s business.

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RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-attacks and the ability to prevent those attacks). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Relating to the Structure, Operation and Performance of the Company

An investment in an offering constitutes only an investment in that Series and not in the company or any Underlying Asset. A purchase of Series Interests in a Series does not constitute an investment in either the company or an Underlying Asset directly, or in any other Series Interest.  This results in limited voting rights of the investor, which are solely related to a particular Series, and are further limited by the Series Limited Liability Company Agreement of Ark7 Properties dated September 13, 2019, (the “Operating Agreement”) of the company, described further herein.  Investors will have limited voting rights. Thus, the Managing Member and the Asset Manager retain significant control over the management of the company, each Series and the Underlying Assets.

Furthermore, because the Interests in a Series do not constitute an investment in the company as a whole, holders of the Interests in a Series are not expected to receive any economic benefit from, or be subject to the liabilities of, the assets of any other Series.  In addition, the economic interest of a holder in a Series will not be identical to owning a direct undivided interest in an Underlying Asset because, among other things, a Series will be required to pay corporate taxes before distributions are made to the holders, and the Asset Manager will receive a fee in respect of its management of the Underlying Asset.

Liability of investors between series of interests. The company is structured as a Delaware series limited liability company that issues a separate series of interests for each Underlying Asset. Each series of interests will merely be a separate series and not a separate legal entity. Under the Delaware Limited Liability Company Act (the “LLC Act”), if certain conditions (as set forth in Section 18-215(b) of the LLC Act) are met, the liability of investors holding one series of interests is segregated from the liability of investors holding another series of interests and the assets of one series of interests are not available to satisfy the liabilities of other series of interests.

Although this limitation of liability is recognized by the courts of Delaware, there is no guarantee that if challenged in the courts of another U.S. State or a foreign jurisdiction, such courts will uphold a similar interpretation of Delaware corporation law, and in the past certain jurisdictions have not honored such interpretation.

If the company’s series limited liability company structure is not respected, then investors may have to share any liabilities of the company with all investors and not just those who hold the same series of interests as them. Furthermore, while the company intends to maintain separate and distinct records for each series of interests and account for them separately and otherwise meet the requirements of the LLC Act, it is possible a court could conclude that the methods used did not satisfy Section 18-215(b) of the LLC Act and thus potentially expose the assets of a series to the liabilities of another series of interests.  The consequence of this is that investors may have to bear higher than anticipated expenses which would adversely affect the value of their Series Interests or the likelihood of any distributions being made by a particular Series to its investors.

In addition, the company is not aware of any court case that has tested the limitations on inter-series liability provided by Section 18-215(b) in federal bankruptcy courts and it is possible that a bankruptcy court could determine that the assets of one series of interests should be applied to meet the liabilities of the other series of interests or the liabilities of the company generally where the assets of such other series of interests or of the company generally are insufficient to meet its liabilities.

4

If any fees, costs and expenses of the company are not allocable to a specific Series of Interests, they will be borne proportionately across all of the Series of Interests (which may include future Series of Interests to be issued).  Although the Managing Member will allocate fees, costs and expenses acting reasonably and in accordance with its allocation policy (see “Description of the Business – Allocations of Expenses” section), there may be situations where it is difficult to allocate fees, costs and expenses to a specific series of interests and therefore, there is a risk that a series of interests may bear a proportion of the fees, costs and expenses for a service or product for which another series of interests received a disproportionately high benefit.

Each Series Interest will rely on its Managing Member, Ark7 to manage each property. Following the acquisition of any Underlying Asset, the Underlying Asset will be managed by Ark7. In addition, Ark7 will be entitled to certain fees in exchange for its day-to-day operations of each Underlying Asset. Any compensation arrangements will be determined by Ark7 sitting on both sides of the table and will not be an arm’s length transaction.

If Ark7, the company’s Asset Manager, fails to retain its key personnel, the company may not be able to achieve its anticipated level of growth and its business could suffer. The company’s future depends, in part, on Ark7’s ability to attract and retain key personnel. Its future also depends on the continued contributions of the executive officers and other key personnel of Ark7, each of whom would be difficult to replace.

In particular, Yizhen Zhao, who is the Chief Executive Officer of Ark7, is critical to the management of the company’s business and operations and the development of its strategic direction. The loss of the services of Mr. Zhao or other executive officers or key personnel of Ark7 and the process to replace any of those key personnel would involve significant time and expense and may significantly delay or prevent the achievement of the company’s business objectives.

There is competition for time among the various entities sharing the same management team. Currently, Ark7 is the Managing Member of Ark7 Properties, Series #KYLBE, Series #MHQNN, Series #DJVWQ, Series #PBIUH, Series #PFUNR, Series #8YFFL, and Series #XZQRZ. It is foreseeable that at certain times the various entities will be competing for time from the management team.

There is currently no trading market for the company’s securities. There is currently no public trading market for any Series Interests, and an active market may not develop or be sustained.  If an active public or private trading market for the Securities does not develop or is not sustained, it may be difficult or impossible for you to resell your Series Interests at any price.  Even if a public or private market does develop, the market price could decline below the amount you paid for your Interests.

The company has limited operating history for investors to evaluate. The company and each Series Interest were recently formed and have not generated any revenues and have no operating history upon which prospective investors may evaluate their performance. No guarantee can be given that the company or any Series Interest will achieve their investment objectives, the value of any Underlying Asset will increase or that any Underlying Asset will be successfully monetized.

Possible Changes in Federal Tax Laws make it impossible to giver certainty to the tax treatment of any series of interest. The Code is subject to change by Congress, and interpretations of the Code may be modified or affected by judicial decisions, by the Treasury Department through changes in regulations and by the Internal Revenue Service through its audit policy, announcements, and published and private rulings. Although significant changes to the tax laws historically have been given prospective application, no assurance can be given that any changes made in that law affecting an investment in any series of interest of the company would be limited to prospective effect.

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For instance, prior to effectiveness of the Tax Cuts and Jobs Act of 2017, an exchange of the Interests of one series for another might have been a non-taxable ‘like-kind exchange’ transaction, while transactions would only qualify for that treatment with respect to real property.  Accordingly, the ultimate effect on an Investor’s tax situation may be governed by laws, regulations or interpretations of laws or regulations which have not yet been proposed, passed or made, as the case may be.

The company’s Managing Member can determine in its sole discretion whether to suspend the redemption provision of the company’s Operating Agreement. Under Section 7.5 of the company’s Operating Agreement, the company is instituting a redemption plan for redeeming interests at set ratios within the first 24 months after their acquisition. These ratios would require redemption below the prices at which the interests were issued. The intention of the redemption provision is to provide an opportunity for investors who need to establish immediate liquidity. After two years, investors will need to seek secondary purchasers elsewhere. However, the company’s Managing Member has the sole discretion whether to suspend the redemption program, which may occur in cases of limited liquidity of the company.

The company’s consolidated financial statements include a going concern opinion. The company’s consolidated financial statements were prepared on a “going concern” basis. Certain matters, as described in the accompanying financial statements, indicate there may be substantial doubt about the company’s ability to continue as a going concern. Specifically, the company had a total accumulated deficit of $676,602 and $88,585 as of December 31, 2020 and December 31, 2019 respectively.

Successful development of the company and ultimately the attainment of profitable operations is dependent upon future events including adequate financing, continuous support from Ark7, general and economic conditions on the real estate market and achieving a level of income adequate to support the company’s cost structure. Therefore, there is substantial doubt about the ability of the company to continue as a going concern.

Risks Relating to the Offering

The company may not raise sufficient funds to achieve its business objectives. There is no minimum amount required to be raised before the company can accept your subscription for the Series Interests, and it can access the funds immediately. The company may not raise an amount sufficient for it to meet all of its objectives. Once the company accepts your investment funds, there will be no obligation to return your funds. Even if other Series Interests are sold, there may be insufficient funds raised through this offering to cover the expenses associated with the offering or complete development and implementation of the company’s operations. The lack of sufficient funds to pay expenses and for working capital will negatively impact the company’s ability to implement and complete its planned use of proceeds.

The company’s management has full discretion as to the use of proceeds from the offering. The company presently anticipates that the net proceeds from the offering will be used by us as general working capital, repayment of outstanding loans, loans to the company’s Managing Member and the creation of a maintenance reserve account for the applicable Underlying Asset. The company reserves the right, however, to use the funds from the offering for other purposes not presently contemplated herein but which are related directly to growing its current business. As a result of the foregoing, purchasers of the Series Interests hereby will be entrusting their funds to the company’s management, upon whose judgment and discretion the investors must depend, with only limited information concerning management’s specific intentions.

The purchase prices for the Series Interests have been arbitrarily determined. The purchase price for the Series Interests has been arbitrarily determined by the company and bears no relationship to the company’s assets, book value, earnings or other generally accepted criteria of value. In determining pricing, the company considered factors such as the company’s limited financial resources, the nature of its assets, estimates of its business potential, the degree of equity or control desired to be retained by the existing unit holders and general economic conditions.

If the company does not successfully dispose of real estate assets, you may have to hold your investment for an indefinite period. The determination of whether to dispose of the Underlying Asset is entirely at the discretion of the company. Even if the company decides to dispose of an Underlying Asset, the company cannot guarantee that it will be able to dispose of the Underlying Asset at a favorable price to investors.

Competition with other parties entering real estate investment business may reduce the company’s profitability. There are and will be other entities engaged in real estate investment, including financial institutions, many of which have greater resources than the company does. Larger entities may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and built-in client base. Such competition could make it more difficult to obtain future funding, which could affect the company’s growth as a company.

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The company does not intend to hire an escrow agent and therefore does not have an independent third party holding investors funds until they are released to the company. Typically, the escrow agent retains custody of the assets such as cash, until certain conditions are met, at which time those assets are released to the company. In this offering the company has not retained an escrow agent and therefore investors may be subject to increased administrative risk as additional administrative burdens will be placed on the company who may or may not have the expertise to administer the escrow seamlessly.

Risk Factors Related to the Real Estate Market

The company’s real estate and real estate-related assets will be subject to the risks typically associated with real estate. The properties the company acquires will be subject to the risks typically associated with real estate. The value of real estate may be adversely affected by a number of risks, including:

●	natural disasters such as hurricanes, earthquakes and floods;

●	pandemics, such as COVID-19;

●	acts of war or terrorism, including the consequences of terrorist attacks;

●	adverse changes in national and local economic and real estate conditions;

●	an oversupply of (or a reduction in demand for) space in the areas where particular properties are located and the attractiveness of particular properties to prospective tenants;

●	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance therewith and the potential for liability under applicable laws;

●	costs of remediation and liabilities associated with environmental conditions affecting properties; and

●	the potential for uninsured or underinsured property losses.

The value of each property is directly related to its ability to generate cash flow and net income, which in turn depends on the amount of rental or other income that can be generated net of expenses required to be incurred with respect to the property. Many expenditures associated with properties (such as operating expenses and capital expenditures) cannot be reduced when there is a reduction in income from the properties.

The underlying value and performance of any real estate asset will fluctuate with general and local economic conditions. The successful operation of any real estate asset is significantly related to general and local economic conditions. Periods of economic slowdown or recession, significantly rising interest rates, declining employment levels, decreasing demand for real estate, declining real estate values, or the public perception that any of these events may occur, can result in reductions in the underlying value of any asset and result in poor economic performance. In such cases, investors may lose the full value of their investment, or may not experience any distributions from the real estate asset.

The market in which the company participates is competitive and, if it does not compete effectively, its operating results could be harmed. The company competes with many other entities engaged in real estate acquisition and operating activities, including but not limited to individuals, corporations, bank and insurance company investment accounts, real estate investment trusts, and private real estate funds. This market is competitive and rapidly changing. The company expects competition to persist and intensify in the future, which could harm its ability to acquire properties on terms that investors find to be reasonable.

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An Underlying Asset that has significant vacancies could be difficult to sell, which could diminish the return on the Underlying Asset. An Underlying Asset may incur vacancies either by the expiration of tenant leases or the continued default of tenants under their leases. If vacancies continue for a long period of time, the company may suffer reduced revenues resulting in less cash available for distribution to its investors. In addition, the resale value of the Underlying Asset could be diminished because the market value of each Underlying Asset will depend principally upon the value of the cash flow generated by the leases associated with that Underlying Asset. Such a reduction in the resale value of a property could also reduce the value of investor interests.

The company may decide to sell an Underlying Asset which could conflict with an investor’s interests. The company may determine when to sell any Underlying Asset at any time in accordance with the management rights afforded to the Managing Member. Investors will not have a say in this decision. The timing and decision to sell an Underlying Asset may conflict with investors personal interests, beliefs or theories regarding the real estate market. Further, it is possible the sale was not done at an optimal time. In any case, investors would not have any cause of action against the company or Managing Member for such sales.

A decline in general economic conditions in the markets in which each Underlying Asset is located or in the United States generally could lead to an increase in tenant defaults, lower rental rates and less demand for commercial real estate space in those markets. As a result of these trends, the company may be more inclined to provide leasing incentives to its tenants in order to compete in a more competitive leasing environment. Such trends may result in reduced revenue and lower resale value of properties, which may reduce your return.

Lawsuits may arise between the company and its tenants resulting in lower cash distributions to investors. Disputes between landlords and tenants are common. These disputes may escalate into legal action from time to time. In the event a lawsuit arises between the company and a tenant it is likely that the company will see an increase in costs. Accordingly, cash distributions to investors may be affected.

Costs imposed pursuant to governmental laws and regulations may reduce the company’s net income and the cash available for distributions to its investors. Real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to protection of the environment and human health. The company could be subject to liability in the form of fines, penalties or damages for noncompliance with these laws and regulations. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, the remediation of contamination associated with the release or disposal of solid and hazardous materials, the presence of toxic building materials and other health and safety-related concerns. Some of these laws and regulations may impose joint and several liability on the tenants, owners or operators of real property for the costs to investigate or remediate contaminated properties, regardless of fault, whether the contamination occurred prior to purchase, or whether the acts causing the contamination were legal. Activities of the company’s tenants, the condition of properties at the time the company buys them, operations in the vicinity of its properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect its properties. The presence of hazardous substances, or the failure to properly manage or remediate these substances, may hinder the company’s ability to sell, rent or pledge such property as collateral for future borrowings. Any material expenditures, fines, penalties or damages the company must pay will reduce its ability to make distributions and may reduce the value of your investment.

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The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property or of paying personal injury or other damage claims could reduce the amounts available for distribution to the company’s investors. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous real property owner or operator may be liable for the cost of removing or remediating hazardous or toxic substances on, under or in such property. These costs could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose liens on property or restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from entering into leases with prospective tenants that may be impacted by such laws. Environmental laws provide for sanctions for noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for the release of and exposure to hazardous substances, including asbestos-containing materials and lead-based paint. Third parties may seek recovery from real property owners or operators for personal injury or property damage associated with exposure to released hazardous substances and governments may seek recovery for natural resource damage. The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury, property damage or natural resource damage claims could reduce the amounts available for distribution to you.

Costs associated with complying with the Americans with Disabilities Act may decrease cash available for distributions. Each Underlying Asset may be subject to the Americans with Disabilities Act of 1990, as amended, or the ADA. Under the ADA, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The ADA has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities. The ADA’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. Any funds used for ADA compliance will reduce the company’s net income and the amount of cash available for distributions to investors.

Uninsured losses relating to real property or excessively expensive premiums for insurance coverage could reduce the company’s cash flows and the return on investment. There are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters, that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Insurance risks associated with potential acts of terrorism could sharply increase the premiums the company pays for coverage against property and casualty claims. Additionally, to the extent the company finances the acquisition of an Underlying Asset, mortgage lenders in some cases insist that commercial property owners purchase coverage against terrorism as a condition for providing mortgage loans. Such insurance policies may not be available at reasonable costs, if at all, which could inhibit the company’s ability to finance or refinance its properties if so required. In such instances, the company may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. The company may not have adequate coverage for such losses. If any of the properties incur a casualty loss that is not fully insured, the value of the assets will be reduced by any such uninsured loss, which may reduce the value of investor interests. In addition, other than any working capital reserve or other reserves the company may establish, the company has no additional sources of funding to repair or reconstruct any uninsured property. Also, to the extent the company must pay unexpectedly large amounts for insurance, it could suffer reduced earnings that would result in lower distributions to investors.

Risks related to forum selection and jury waivers

The company’s Operating Agreement and applicable Series Interest Subscription Agreement each include a forum selection provision, that requires disputes be resolved in state or federal courts in the State of California, under Delaware law, regardless of convenience or cost to you, the investor, which could result in less favorable outcomes to the plaintiff(s) in any action against our company.

Operating Agreement: Our Series Limited Liability Company Agreement of Ark7 Properties LLC (the “Operating Agreement”) includes a forum selection provision that requires any suit, action, or proceeding seeking to enforce any provision of or based on any matter arising out of or in connection with the Operating Agreement, or the transactions contemplated thereby be brought in state or federal court of competent jurisdiction located within the State of California.

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This forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.  As a result, the exclusive forum provision may not be used to bring actions in state courts for suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.  Investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

Subscription Agreement: Our applicable Series Interest Subscription Agreement for each manner of investing and class of security includes a forum selection provision that requires any suit, action, or proceeding arising from the applicable Series Interest Subscription agreement be brought in a state of federal court of competent jurisdiction located within the State of California. This forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.  As a result, the exclusive forum provision may not be used to bring actions in state courts for suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.  Investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the applicable Series Interest Subscription Agreement, or Operating Agreement which could result in less favorable outcomes to the plaintiff(s) in any action under these Agreements. Investors in this offering will be bound by the applicable Series Interest Subscription Agreement and the Operating Agreement, both of which include a provision under which investors waive the right to a jury trial of any claim they may have against the company arising out of or relating to these agreement. By signing these agreements, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

If the company opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To the company’s knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, the company believes that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware, which governs the applicable Series Interest Subscription Agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within an agreement is sufficiently prominent such that a party knowingly, intelligently, and voluntarily waived the right to a jury trial. The company believes that this is the case with respect to the applicable Series Interest Subscription Agreement. You should consult legal counsel regarding the jury waiver provision before entering into the applicable Series Interest Subscription Agreement.

If you bring a claim against the company in connection with matters arising under the applicable Series Interest Subscription Agreement or Operating Agreement, including claims under the federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the company. If a lawsuit is brought against the company under one of those agreements, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the applicable Series Interest Subscription Agreement or Operating Agreement with a jury trial. No condition, stipulation or provision of the applicable Series Interest Subscription Agreement or Operating Agreement serves as a waiver by any holder of the company’s securities or by the company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when the units are transferred, the transferee is required to agree to all the same conditions, obligations, and restrictions applicable to the units or to the transferor with regard to ownership of the units, that were in effect immediately prior to the transfer of the units, including the applicable Series Interest Subscription Agreement and the Operating Agreement.

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Risks Related to Covid-19

The company’s results of operations may be negatively impacted by the coronavirus outbreak. In December 2019, a novel strain of coronavirus, or COVID-19, was reported to have surfaced in Wuhan, China. COVID-19 has spread to many countries, including the United States, and was declared to be a pandemic by the World Health Organization. Efforts to contain the spread of COVID-19 have intensified, and the U.S., Europe, and Asia have implemented severe travel restrictions and social distancing. The impacts of the outbreak are unknown and rapidly evolving. A widespread health crisis has adversely affected and could continue to affect the global economy, resulting in an economic downturn that could negatively impact the value of the Series Interests and investor demand for the Series Interests generally.

The continued spread of COVID-19 has also led to severe disruption and volatility in the global capital markets, which could increase the company’s cost of capital and adversely affect its ability to access the capital markets in the future. To date, COVID-19 has not negatively impacted the company; however, it is possible that the continued spread of COVID-19 could cause a further economic slowdown or recession or cause other unpredictable events, each of which could adversely affect Ark7’s business, results of operations, or financial condition.

The extent to which COVID-19 affects the company’s financial results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 outbreak and the actions to contain the outbreak or treat its impact, among others. Moreover, the COVID-19 outbreak has had and may continue to have indeterminable adverse effects on general commercial activity and the world economy, and the company’s business and results of operations could be adversely affected to the extent that COVID-19 or any other pandemic harms the global economy generally.

Actual or threatened epidemics, pandemics, outbreaks, or other public health crises may adversely affect the company’s business. The company’s business could be materially and adversely affected by the risks, or the public perception of the risks, related to an epidemic, pandemic, outbreak, or other public health crisis, such as the recent outbreak of novel coronavirus, or COVID-19. The risk, or public perception of the risk, of a pandemic or media coverage of infectious diseases could adversely affect the value of the Common Stock and the financial condition of the company’s investors or prospective investors, resulting in reduced demand for the Common Stock generally. “Shelter-in-place” or other such orders by governmental entities could also disrupt the company’s operations, if employees, who cannot perform their responsibilities from home, are not able to report to work.

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DILUTION

Dilution means a reduction in value, control, or earnings of the units the investor owns.

As of the date of this Offering Circular, Ark7 owns 100% of the company’s membership interests. Those membership interests are not connected to any specific Series Interest. Investors in this offering will be acquiring either Series #KYLBE Interests, or Series #MHQNN Interests of the company, the economic rights of each Series Interest will be based on the corresponding Underlying Asset. As such, investors will not experience dilution except as a result of the sale of additional interests of the Series to which they have subscribed.

PLAN OF DISTRIBUTION

The company is offering up to 251 units of Series #KYLBE Interests and up to 240 Series #MHQNN on a “best efforts” basis at a price of $890 per Series #KYLBE Interest and $940 per Series #MHQNN Interest. There is no minimum investment amount, however each investor has to purchase at least one Series Interest.

The company plans to market the securities directly on a “best efforts” basis. The company intends to use its website and an offering landing page to offer the Series Interests to eligible investors. The company’s officers, directors, employees, and advisors may participate in the offering. When applicable, the company intends to prepare written materials and respond to investors after the investors initiate contact with the company, however the company’s officers, directors, employees and advisors will not orally solicit investors. As of the date of this Offering Circular the company has not prepared any written materials.

The Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on the company’s website www.ark7.com. Prospective investors may subscribe for the company units in this offering only through the website. In order to subscribe to purchase our interests, a prospective investor must electronically complete, sign and deliver to us an executed subscription agreement like the one attached to this Offering Statement, of which this Offering Circular is part, as Exhibit 4.1 or 4.2, as applicable, and wire funds for its subscription amount in accordance with the instructions provided therein.

We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Section 18(b)(4)(D)(ii) of the Securities Act. If the offering terminates or if any prospective investor’s subscription is rejected, all funds received from such investors will be returned without interest or deduction.

Further, pursuant to section 6 in the applicable Series Interest Subscription Agreement, the subscriptions are irrevocable by the investor.

After each closing, funds tendered by investors will be available to the company for its use.

The offering will terminate at the earlier of (i) the date at which the maximum offering amount has been sold, (ii) the date at which the offering is earlier terminated by the company, in its sole discretion or (iii) the date that is three years from this offering being qualified by the SEC.

The company may, in its sole discretion, undertake one or more closings on a rolling basis, and intends to effect a close every 7 days. After each closing, funds tendered by investors will be available to the company and the company will issue the interests to investors. An investor will become a member of the company, including for tax purposes, and the interests will be issued, as of the date of settlement. Settlement will not occur until an investor’s funds have cleared and the company accepts the investor as a member. Not all investors will receive their interests on the same date.

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The company will use the following factors to determine whether or not to undertake a closing:

•	The amount of money contained in the maintenance account of the applicable Series Interest.

•	The number of subscriptions received, and

•	Whether a Series Interest has a loan payment due to a bank.

The balance of the maintenance account is not intended to operate as a minimum offering for any particular series. Instead, we will review the balance of the maintenance account to understand when to effect a close and settlement for the greatest benefit to the company, such as when a loan payment is due as identified above.

The company has also engaged Dalmore Group, LLC (“Dalmore”) a broker-dealer registered with the SEC and a member of FINRA, to perform the following administrative and compliance related functions in connection with this offering, but not for underwriting or placement agent services:

●	Review investor information, including KYC (“Know Your Customer”) data, perform AML (“Anti Money Laundering”) and other compliance background checks, and provide a recommendation to the company whether or not to accept an investor as a customer.

●	Review each investor’s applicable Series Interest Subscription Agreement to confirm such investor’s participation in the offering and provide a determination to the company whether or not to accept the use of the applicable Series Interest Subscription Agreement for the investor’s participation.

●	Contact and/or notify the company, if needed, to gather additional information or clarification on an investor;

●	Not provide any investment advice nor any investment recommendations to any investor;

●	Keep investor details and data confidential and not disclose to any third-party except as required by regulators or in its performance pursuant to the terms of the agreement (e.g., as needed for AML and background checks); and

●	Coordinate with third party providers to ensure adequate review and compliance.

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As compensation for the services listed above, the company has agreed to pay Dalmore a commission equal to 1% of the amount raised in the offering to support the offering on all newly invested funds after the issuance of a No Objection Letter by FINRA. In addition, the company has paid Dalmore a $5,000 one-time advance expense allowance to cover reasonable out-of-pocket accountable expenses actually anticipated to be incurred by Dalmore in connection with this offering. Dalmore will refund any amount related to this expense allowance to the extent it is not used, incurred or provided to the company. The company has also agreed to pay Dalmore a one-time consulting fee of $20,000 to provide ongoing general consulting services relating to this offering such as coordination with third party vendors and general guidance with respect to the offering, which will be due and payable within 30 days after this offering is qualified by the SEC and the receipt of a No Objection Letter from FINRA.  Assuming the offering is fully-subscribed, the company estimates that total fees due to pay Dalmore, including the one-time advance expense allowance fee of $5,000 and consulting fee of $20,000, would be $51,296.02.

Selling Security holders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the company.

Transfer Agent

The company has not yet engaged a transfer agent.

Process of Subscribing

After the offering Statement has been qualified by the Commission, the company will accept tenders of funds to purchase the Series Interests.

Investors will be required to complete an applicable Series Interest Subscription Agreement in order to invest. The applicable Series Interest Subscription Agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of 10% of their annual income or 10% of their net worth (excluding the investor’s principal residence).

To subscribe for the Series Interests, each prospective investor must:

1.	Go to https://www.ark7.com, complete user registration;

2.	Complete profile setup and link a bank account;

3.	Navigate to open prospective offering page, click on the “Subscribe” button; that will open the subscribe panel;

4.	Complete subscribe information and review and sign the applicable Series Interest Subscription Agreement;

5.	Based on your account status, the company may ask an Investor to provide identification or accreditation proof documents before accepting the subscription.

Any potential investor will have ample time and is advised to review the applicable Series Interest Subscription Agreement, along with their counsel, prior to making any final investment decision.

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The company may close on investments on a “rolling” basis (so not all investors will receive their Series Interests on the same date). Investors may subscribe by tendering funds by check, wire transfer, or ACH transfer to the segregated account controlled by the company until the company has accepted the investor’s subscription. Upon closing, funds tendered by investors will be made available to the company for its use. The company has the right to refuse to sell the Series Interests to any prospective investor or for any reason in its sole discretion, including, without limitation, if such prospective investor does not promptly supply all information requested by the company in connection with such prospective investor subscription. In addition, in the company’s sole discretion, it may establish a limit on the purchase of Series Interests by particular prospective investors.

No Escrow Agent

The company has not hired an escrow agent to hold funds tendered by investors. Funds will be held in a segregated account controlled by the company until the company has accepted the investor’s subscription. At that time, those funds will be available to the company.

Forum Selection Provision

The applicable Series Interest Subscription Agreement that investors will execute in connection with the offering includes a forum selection provision that requires any claims against the company based on the Agreement to be brought in a state or federal court of competent jurisdiction in the State of California for the purpose of any suit, action or other proceeding arising out of or based upon the Agreement. Although the company believes the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting the company’s litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the company. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The company believes that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

Jury Trial Waiver

The applicable Series Interest Subscription Agreement that investors will execute in connection with the offering provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the Agreement, including any claim under federal securities laws. By signing the applicable Series Interest Subscription Agreement, an investor will warrant that the investor has reviewed this waiver with the investor’s legal counsel, and knowingly and voluntarily waives his or her jury trial rights following consultation with the investor’s legal counsel. If the company opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. In addition, by agreeing to the provision, subscribers will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder.

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USE OF PROCEEDS TO ISSUER

Series #KYLBE

Assuming a maximum raise of $223,390, and after deducting the estimated offering expenses of $2,233.90 in fees to Dalmore and excluding state filing fees, the net proceeds of this Series #KYLBE Interests offering would be approximately $221,156. The table below sets forth the uses of proceeds of the company’s Series #KYLBE Interests.

Uses(1)	Amount funded from Regulation A offering	Percent of gross proceeds from Regulation A offering	Amount Funded by concurrent offerings under 506(c) of Regulation D(2)	Percent of gross proceeds from both offerings
Brokerage Fee	$2,233.90	1.00%		0.13%
Asset Improvement			$42,000.00	2.36%
Offering Expenses			$118,297.50	6.65%
Sourcing Fee			$52,800.00	2.97%
Repayment of Loan to Ark7 Properties(4)			$750,000.00	42.13%
Loan to Ark7 Properties and reserved for First Republic Bank loan(3)(5)	$162,737.50	72.85%	$593,512.50	42.49%
Maintenance Reserved by #KYLBE	$58,418.60	26.15%		3.28%
Total Proceeds	$223,390.00	100.00%	$1,556,610.00	100.00%

(1)	The following uses of proceeds are assumed to have priority of payment in the following order.

(2)	Data as of July 27, 2021.
(3)	The chart below provides additional information regarding the loan to Ark7 Properties and reserved for First Republic Bank.
(4)	This loan has been paid as of the date of this Offering Circular.
(5)	Outstanding balance of this loan as of July 27, 2021 was $733,210.605.

Step 1. Acquisition of Underlying Asset

In order to purchase the Underlying Asset,  Series #KYLBE entered into two loans agreements as set forth below:

1.    On July 8, 2019, Series #KYLBE borrowed a total of $750,000 at 7% interest from Ark7 Properties; and

2.    On November 22, 2019, Ark7 Properties borrowed $756,250 at 3.5% interest from First Republic Bank. On June 1, 2020, Ark7 Properties and Series #KYLBE entered into an Assignment and Assumption Agreement, pursuant to which Series #KYLBE is responsible for this loan. The loan will mature on December 1, 2029.

Step 2. Repayment of Intercompany Loan	Series #KYLBE repays Ark7 Properties with proceeds raised in the concurrent Series #KYLBE Interest Regulation D offering.
Step 3. Company Operation

1.    Series #KYLBE intends to lend $756,250 at 6% interest back to Ark7 Properties, so that Ark7 Properties can create a new Series Interest and buy a new Underlying Asset;

2.    Series #KYLBE repays the First Republic Bank loan with proceeds from this Series #KYLBE Interest offering and any proceeds raised in the concurrent Series #KYLBE Interest Regulation D offering; and

3.    Series #MHQNN will pay any other expenses and costs related to its maintenance.

The company reserves the right to change the above use of proceeds if management believes it is in the best interests of the company.

For further discussion, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Plan of Operations.”

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In addition, no payments will be used to pay directors. In the company’s sole discretion, management fees may be incurred. However, the company has waived management fees from March 1, 2020 until March 1, 2022.

In the event that the Series #KYLBE Interests offering is not fully subscribed in this and the concurrent offering, and the company is unable to repay the loan to First Republic Bank, the company believes that lease revenues from current tenants in the Underlying Asset will be sufficient to cover repayment of debt obligations due to First Republic Bank.

Series #MHQNN

Assuming a maximum raise of $225,600, and after deducting the estimated offering expenses of $2,256 in fees to Dalmore and excluding state filing fees, the net proceeds of this Series #MHQNN Interest offering would be approximately $223,344. The table below sets forth the uses of proceeds of the company’s Series #MHQNN Interests.

Uses(1)	Amount funded from Regulation A offering	Percent of gross proceeds from Regulation A offering	Amount Funded by concurrent offerings under 506(c) of Regulation D(2)	Percent of gross proceeds from both offerings
Brokerage Fee	$2,256.00	1.00%		0.12%
Asset Improvement			$40,000.00	2.13%
Offering Expenses			$128,298.00	6.82%
Sourcing Fee			$57,000.00	3.03%
Repayment of Loan to Ark7 Properties(4)			$750,000.00	39.89%
Loan to Ark7 Properties and reserved for First Republic Bank loan(3)(5)	$77,148.00	34.20%	$679,102.00	40.23%
Maintenance Reserved by #MHQNN	$146,196.00	64.80%		7.78%
Total Proceeds	$225,600.00	100.00%	$1,654,400.00	100.00%

(1)	The following uses of proceeds are assumed to have priority of payment in the following order.
(2)	Data as of July 27, 2021.
(3)	The chart below provides additional information regarding the loan to Ark7 Properties and reserved for First Republic Bank.
(4)	This loan has been paid as of the date of this Offering Circular.

(5)	Outstanding balance of this loan as of July 27, 2021 was $733,210.605.

Step 1. Acquisition of Underlying Asset

In order to purchase the Underlying Asset,  Series #MHQNN entered into two loans agreements as set forth below:

1.    On July 8, 2019, Series #MHQNN borrowed a total of $750,000 at 7% interest from Ark7 Properties; and

2.    On November 22, 2019, Ark7 Properties borrowed $756,250 at 3.5% interest from First Republic Bank. On June 1, 2020, Ark7 Properties and Series #MHQNN entered into an Assignment and Assumption Agreement, pursuant to which Series #MHQNN is responsible for this loan. The loan will mature on December 1, 2029.

Step 2. Repayment of Intercompany Loan	Series #MHQNN repays Ark7 Properties with proceeds raised in the concurrent Series #MHQNN Interest Regulation D offering.
Step 3. Company Operation

1.    Series #MHQNN intends to lend $756,250 at 6% interest back to Ark7 Properties, so that Ark7 Properties can create a new Series Interest and buy a new Underlying Asset;

2.   Series  #MHQNN repays the First Republic Bank loan with proceeds from this Series #MHQNN Interest offering and any proceeds raised in the concurrent Series #MHQNN Interest Regulation D offering; and

3.    Series #MHQNN will pay any other expenses and costs related to its maintenance.

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The company reserves the right to change the above use of proceeds if management believes it is in the best interests of the company.

For further discussion, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Plan of Operations.”

In addition, no payments will be used to pay directors. In the company’s sole discretion, management fees may be incurred. However, the company has waived management fees from April 1, 2020 until April 1, 2022.

In the event that the Series #MHQNN Interest offering is not fully subscribed in this and the concurrent offering, and the company is unable to repay the loan to First Republic Bank, the company believes that lease revenues from current tenants in the Underlying Asset will be sufficient to cover repayment of debt obligations due to First Republic Bank.

THE COMPANY’S BUSINESS

Overview

Ark7 Properties LLC (“Ark7 Properties”) was incorporated in the State of Delaware on October 31, 2018. The company began operations on June 24, 2019. The purpose of the company is to establish separate series for the holding of properties to be acquired by the company. Notably, the debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to a particular series of the company will be enforceable against the assets of the applicable series only, and not against the assets of the company. In addition, Ark7 will manage all Underlying Assets related to the various Series including the sales of property, leases, maintenance and insurance.

Ark7 Properties is a wholly owned subsidiary of Ark7. As discussed further in the Series Limited Liability Company Agreement of Ark7 Properties dated September 13, 2019 (the “Operating Agreement”), Ark7 is the Managing Member of Ark7 Properties. Ark7 was incorporated in the State of Delaware on June 26, 2018. Ark7 is a real estate investment platform that allows individual investors to have direct access to quality real estate investment opportunities and invest in the units of each property.

Intended Business Process

Generally, when the company obtains mortgage financing to acquire Underlying Assets, the company intends the following business process to occur:

Step 1. Acquisition of Underlying Asset

In order to purchase an Underlying Asset, a Series Interest enters into loan agreement(s) as set forth below:

1)    The relevant Series Interest borrows money from Ark7 Properties; and

2)    Ark7 Properties and/or the relevant Series Interest borrow money from a bank, under which the Series Interest is responsible for repayment of that loan (if applicable).

Step 2. Repayment of Intercompany Loan	The relevant Series Interest uses proceeds from the Series Interest offering to repay Ark Properties.
Step 3. Company Operation

1)   The relevant Series Interest lends the funds to Ark7 Properties so that Ark7 Properties can create a new Series Interest and buy a new Underlying Asset;

2)    The relevant Series uses proceeds from the Series Interest offering to repay bank loan.

3)   The relevant Series uses proceeds to pay any other expenses and costs related to its maintenance.

Determination of Interest Rates and the Negotiation of Material Terms

The company notes that the interest rates associated with the loan from Ark7 Properties to the Series Interest (Step 3 above) is generally at a higher interest rate than the loans that Ark7 Properties enters into with the third party (e.g., First Republic Bank) (Step 1).

The company determines interest rates using the following factors:

●	Loans made between Ark7 Properties and a third party such as First Republic Bank:
o	These loans are typically for property acquisitions secured by a mortgage.

o	An interest rate between approximately 3% and 6% is standard market practice, according to the interest rate range of commercial real estate loans and property financing for loans made related to property acquisition. The company intends to follow an interest rate risk management policy intended to mitigate the negative effects of major interest rate changes.

●	Loans made from Ark7 Properties to a Series Interest
o	These loans are made for supporting operations.

o	An interest rate between approximately 5% and 7% is estimated in consideration of the impact of COVID-19 pandemic, and for loans made related to supporting operations.

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Other material terms of the loans between the series and Ark7 Properties were negotiated and determined as follows:

●	Default: Notwithstanding anything to the contrary in the agreement, if the borrower defaults in the performance of any obligation under the agreement, then the lender may declare the principal amount owing and interest due under the agreement at that time to be immediately due and payable.

●	Timing of payment

●	Typical length of the loan before maturity

●	No prepayment penalty

The Ark7 Platform

Ark7 Inc., the manager, owns and operates a web-based and app-based investment platform. Through the use of such platform, investors can browse and screen the investments offered by each of the series and sign legal documents to purchase series interests electronically.

Each of the series has the following:

●	detailed property information including but not limited to location, structure, operating statements, rental occupancy rate, and average sale price from sources that the company believes to be reliable; and

●	offering information including but not limited to valuation (price, market cap, estimated income), return (estimated rental income, estimated debt leverage, historical appreciation), and exit methods (minimum holding period, redemption options if applicable).

Property Overview

Ark7 Properties is offering interests in Series #KYLBE and Series #MHQNN.

Ark7 Properties has established 5 additional registered series and acquired 5 additional Underlying Assets. However, interests in those series are not being offered to investors in this offering.

Below is a description of the Underlying Assets related to Series #KYLBE and Series #MHQNN being offered to investors in this offering.

	Series #KYLBE	Series #MHQNN
Address of Underlying Asset	3102 California Street, Berkeley, CA 94703	2924 Mabel Street, Berkeley, CA 94702

Type of Property	multi-family dwelling	multi-family dwelling
APN / Parcel ID	52-1542-1	53-1628-2-1
Building Class	C	C
Lot Area	6,750 square feet	6,800 square feet
Square foot	3,992 square feet	3,648 square feet

Number of Units	6	5

Occupancy	100% for the last 5 years	95% for last 5 years

Capital improvements	Updated and installed new security gates. Intends to improve the parking lot by adding storage units or additional parking for tenants.	Replaced the roof of the multifamily property and remodelled one unit.

Total spent or intended to be spent on capital improvements	$42,000	$40,000

Debt on property	There is $756,250 debt payable at an interest of 3.5% from First Republic Bank, as of December 31, 2020 and the company intends to issue the same amount of debt receivable at interest of 6% to Ark7 Properties.	There is a $756,250 debt payable at an interest of 3.5% from First Republic Bank, as of December 31, 2020 and the company intends to issue the same amount of debt receivable at interest of 6% to Ark7 Properties.
Est. Rental Income	$116,532	$143,640

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	Series #KYLBE	Series #MHQNN
Material Rental terms	The properties are long term rentals. After a 12 month lease term the rental terms are month to month. The tenant must give the company 30 days advance written notice prior to terminating a lease agreement.	The properties are long term rentals. After a 12 month lease term the rental terms are month to month. The tenant must give the company 30 days advance written notice prior to terminating a lease agreement.

Average effective rental per unit (monthly and annually)	Monthly: $1,528.73 Annual: $18,344.74	Monthly: $2,336 Annual: $28,032

Average effective rental for the building (monthly and annually)	Monthly: $9,172.37 Annual: $110,068.44	Monthly: $11,680 Annual: $140,160

Average effective annual rent per square foot (per unit and per building)	$27.57 (per square foot)	$38.42 (per square foot)

Risks	The Underlying Asset for Series #KYLBE is subject to a local rent control ordinance, the “Berkeley Rent Stabilization Board.” The rent increase for this particular Underlying Asset will be controlled and limited pursuant to the Berkeley Rent Stabilization Board’s decision each year. The uncertainty of their decisions may affect the company’s cash on cash return.	The company does not anticipate any risks out of the ordinary course of business at this time.

How to sell	In the event the company decides to sell the property, approval form Series Interest Holders of Series #KYLBE will be sought.	In the event the company decides to sell the property, approval form Series Interest Holders of Series #MHQNN will be sought.

Figure 1: Series #KYLBE

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Figure 2: SERIES #MHQNN

Asset Management Agreement with Ark7, Inc.

Ark7 will serve as the Asset Manager responsible for managing each Series’ Underlying Asset (the “Asset Manager”) as described in the Asset Management Agreement between Ark7 Inc. and Ark7 Properties LLC – Series #KYLBE and the Asset Management Agreement between Ark7 Inc. and Ark7 Properties LLC – Series #MHQNN (collectively, the “Asset Management Agreements”).

Authority: The Asset Manager shall have sole authority and complete discretion over the care, custody, maintenance and management of the applicable Underlying Asset for each Series Interest and may take any action that it deems necessary or desirable in connection with each Underlying Asset.

Delegation: The Asset Manager may delegate all or any of its duties. The Asset Manager shall not have the authority to sell, transfer, encumber or convey any Underlying Asset.

Performance of Underling Assets: The Asset Manager gives no warranty as to the performance or profitability of the Underlying Assets or as to the performance of any third party engaged by the Asset Manager hereunder.

Assignment: None of the Asset Management Agreements may be assigned by either party without the consent of the other party.

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Compensation and Expenses

●	An annual asset management fee (the “Asset Management Fee”) to the Asset Manager in respect of each fiscal year, equal to 10% of any Free Cash Flows available for distribution pursuant to Article VII of the Operating Agreement for each Series Asset.
●	Any such amount will be paid at the same time as, and only if, a distribution is made from the applicable Series to its Members.
●	Each Series Interest will bear all expenses of the applicable Underlying Asset and shall reimburse the Asset Manager for any such expenses paid by the Asset Manager on behalf of the applicable Series Interest together with a reasonable rate of interest.

Duration and Termination: Each Asset Management Agreement shall expire one year after the date on which the applicable Underlying Asset has been liquidated and the obligations connected

Ark7 will serve as the Asset Manager responsible for managing each Series’ Underlying Asset (the “Asset Manager”).

Market Outlook — Berkley

Overview

In November 2020, the median list price of homes in Berkeley, CA was $1.2M, trending up 24.9% year-over-year. The median listing price per square foot was $705. The median sale price was $1.4M. The market, according to Redfin, is a seller’s market in November 2020. The sale-to-list price ratio is 112.97%, which indicates homes in Berkeley, CA sold for 12.97% above asking price on average in November 2020.

The price per square foot in Berkeley has grown from $727 in November 2019 to $798 in November 2020, a 9.77% year-over-year increase.

Based on Rent Jungle research, as of November 2020, the average rent for an apartment in Berkeley, CA was $3,117 which is a 0.51% increase from November 2019 when the average rent was $3,101.

94702

The housing market in Berkley, zip code 94702, has demonstrated a strong increase over the last decades. Favorable factors that the company looks to include the following:

●	The typical home value of homes in 94702 was approximately $1.04M in Oct 2019 and is currently up to $1.11M as of Oct 2020, trending up 6.7% year-over-year. It is forecasted by Zillow that the home value in 94702 will rise by 7.7% in the next year.

●	The median sale price of homes in the 94702 zip code is $1.21M in November 2020, a year-over-year 11.8% increase compared to November 2019.

●	According to Realtor.com, 94702 was a seller’s market in November 2020, which means that there are more people looking to buy than there are homes available. Homes in 94702 sold for 22.45% above asking price on average in November 2020.

●	As of November 2020, the average sale price per square foot is $794. An increase of 29.53% since December 31, 2019.

94703

The housing market in Berkeley, zip code 94703, has demonstrated a strong increase over the last decades. Favorable factors that the company looks to include the following:

●	The typical home value of homes in 94703 was approximately $1.24M in Oct 2019 and was cup to $1.28M as of Oct 2020, a 3.23% increase year-over-year. It is forecasted by Zillow that the home value in 94703 will increase by 6.1% in 2021.

●	As of November 2020, the median sale price of homes 94703 was $1.31M a year-over-year increase of 35.4% compared to November 2019.

●	As of November 2020, the average sale price per square foot increased to $863. An increase of 17.73% since December 31, 2019.

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The company believes, the Bay Area, where the Underlying Assets for Series #KYLBE and Series #MHQNN are located is a market that is commonly a buyer’s market. Below is the Berkeley, CA multi-family real estate price appreciation graph by Zillow. Zillow notes that Berkley home values have increased 5.38% from October 31, 2019 to October 31, 2020 and predicts that home values may increase 6.57% by October 31, 2021. That said, the company believes the Berkley area will continue to stabilize and show growth in the coming 18 months.

Market Outlook - San Francisco Bay Area

Throughout 2020 the San Francisco housing market has experienced a downfall despite the trend of the last few years. The median list price of homes in San Francisco, CA was $1.4M in November 2020, trending down -2.2% year-over-year. The median listing price per square foot was $978. The median sale price was $1.4M.

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Home values have decreased 0.71% from November 30, 2019 to November 30, 2020. However, Zillow predicts that values will increase 6.8% within the next year. Since December 2010, the median home price in San Francisco has increased from $743,000 to $1.43M. Below is the San Francisco, CA real estate price appreciation graph by Zillow.

Market Outlook - National Housing Market

According to the National Multifamily Housing Council, there are almost 44 million renter-occupied homes in the United States. While rental costs have increased in 66% of United States counties between March and April 2019, in many markets, it is still more affordable to rent than to purchase a home. As the following figure shows, the total spending in housing market has continued to rise as a percentage of GDP through the period.

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Market Outlook - Household Net Worth

The company believes that purchasing a home is often one of the largest investments that individuals make. Home ownership accounts for a significant portion of households’ net worth in the United States. As of 2018, owner-occupied real estate accounted for approximately a quarter of households’ net worth, according to Federal Reserve data. As depicted below, the share of a households’ net worth arising from their home has been relatively stable over the past several years, after declining significantly following the 2007-2009 recession. Therefore, the company believes that due to relatively stable net worth, housing markets have a long-term correlation with economics.

Marketing/Distribution Channels

When assessing an investment opportunity, the company and Ark7 looks to the following factors to determine whether an Underlying Asset should be added to the company’s real estate portfolio:

●	Cap Rate (historical rental price, purchase price, tax estimate etc.)

●	Potential appreciation value including, historical appreciation rate, opportunity zone, remodel/rebuild potentials etc.

●	Location. Specific factors that the company reviews when assessing the value of the location include the following: school district, crime rate, accessibility, climate, and government rental policies.

●	Property condition: including but not limited to, type of property, layout, age, amenities, and appliances.

Further, the company and Ark7 have built up their own evaluation model and have an in-house sourcing team to locate what it believes to be the best deals, including off-market real estate transactions.

Competition

As a stock-like real estate investing platform the company believes that its competitors include traditional real estate investment companies such as REITs, and crowdfunding platforms.

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Plan of Operations

Over the course of the next twelve months the company intends to expand its focus to properties located in the United States, including but not limited to, potential Underlying Assets located in Austin, Texas and Seattle, Washington.

Ideally, Underlying Assets acquired will consist of the following:

●	Duplexes,

●	Small multi-families,

●	Single family homes, and

●	Condos

When acquiring these properties, the company intends to have up to a 30-50% loan to value ratio.

The company and Ark7, the Managing Member, choose properties based on large-scale historical and marketing data and rich real-estate experiences from Ark7’s real-estate experts. Some factors the company looks to include:

●	Proximity above 5% current cap rate for small multi-families.

●	High occupancy rate for small multi-families to minimize potential risks.

●	Located in a zone where there is room for appreciation.

●	Well maintained structures to avoid future risks.

●	Well organized existing lease agreements to minimize legal risks.

As part of its plan of operations, Ark7 Properties intends to execute the following milestones over the course of the next 12 months:

●	Close 10 additional Underlying Assets.

●	Build, develop and grow an efficient property management team across multiple locations/states.

●	Reach 10,000 users/investors.

Employees

Ark7 Properties currently has 0 full-time employees and 0 part-time employees.

Ark7, as the Managing Member of the company and the Managing Member and Asset Manager of each of the Series Interests, currently has 5 full-time employees and 4 part-time employees. The employees work at the company’s San Francisco headquarters location as well as remotely.

Intellectual Property

On August 21, 2020, Ark7 applied for the Trademark Ark7. On April 13, 2021, the mark has been registered with the USPTO (Registration N0.: 6320552).

Regulation

The company believes it is in compliance with all necessary federal, state, and local regulations involved in the production, sale, and distribution of its product.

Litigation

The company is not a party to any current litigation.

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THE COMPANY’S PROPERTY

On August 13, 2019, Ark7 Properties acquired the Underlying Asset for Series #KYLBE, which was assigned to Series #KYLBE on October 16, 2020. The property is located at 3102 California Street, Berkeley, CA 94703. Prior to August 13, 2019, the property was operating as a rental operation. The property has the following encumbrance:

●	Pursuant to the Loan Agreement dated November 22, 2019, Ark7 Properties borrowed a total of $756,250 at 3.5% interest from First Republic Bank. Pursuant to an Assignment and Assumption Agreement dated June 1, 2020, Series #KYLBE is responsible for this loan and intends to pay the interest and principal balance. The loan bears an interest rate of 3.5% per annum until December 1, 2024 and then is subject to change. The loan will mature on December 1, 2029.

On November 27, 2019, Ark7 Properties acquired the Underlying Asset for Series #MHQNN, which was assigned to Series #MHQNN on October 16, 2020. The property is located at 2924 Mabel St, Berkeley, CA 94702. Prior to November 27, 2019, the property was operating as a rental operation. The property has the following encumbrance:

●	Pursuant to the Loan Agreement dated November 22, 2019 Ark7 Properties borrowed a total of $756,250 at 3.5% interest from First Republic Bank. Pursuant to an Assignment and Assumption Agreement dated June 1, 2020, Series #MHQNN is responsible for this loan and intends to pay the interest and principal balance. The loan bears an interest rate of 3.5% per annum until December 1, 2024 and then is subject to change. The loan will mature on December 1, 2029.

On September 11, 2020, Ark7 Properties acquired the property located at 2314 Bonar Street, Berkeley, CA 94702 for Series #DJVWQ, which was assigned to Series #DJVWQ on September 11, 2020. Prior to September 11, 2020, the property was operating as a rental operation. The property has the following encumbrance:

●	Pursuant to the Loan Agreement dated September 2, 2020, Ark7 Properties borrowed a total of $1,169,400 at 2.95% interest from First Republic Bank. Series #DJVWQ is responsible for this loan and intends to pay the interest and principal balance. The loan bears an interest rate of 2.95% per annum until October 1, 2025and then is subject to change. The loan will mature on October 1, 2030.

On January 15, 2021 Ark7 Properties LLC – Series #PBIUH purchased an investment property located at 901 Solitude Drive, Pflugerville, TX 78660 for $322,000. The property is a single family residence. Prior to January 15, 2021, the property was occupied by its previous owners. The property has the following encumbrance:

●	Pursuant to the Loan Agreement dated January 1, 2021, Ark7 Properties LLC – Series #PBIUH has borrowed a total of $340,000 at 8% interest with a maturity date of December 31, 2021.

On February 5, 2021 Ark7 Properties LLC – Series #PFUNR purchased an investment property located at 2016 Creole Drive, Austin, TX 78727 for $500,000. The property is a single family residence. Prior to February 5, 2021, the property was occupied by its previous owners. The property has the following encumbrance:

●	Pursuant to the Loan Agreement dated February 1, 2021, Ark7 Properties LLC – Series #PFUNR has borrowed a total of $550,000 at 8% interest with a maturity date of January 31, 2022.

On February 9, 2021 Ark7 Properties LLC – Series #8YFFL purchased an investment property located at 1804 Laminar Creek Road, Cedar Park, TX 78613 for $465,000. The property is a single family residence. Prior to February 9, 2021, the property was occupied by its previous owners. The property has the following encumbrance:

●	Pursuant to the Loan Agreement dated February 1, 2021, Ark7 Properties LLC – Series #8YFFL has borrowed a total of $490,000 at 8% interest with a maturity date of January 31, 2022.

On March 31, 2021 Ark7 Properties LLC – Series #XZQRZ purchased an investment property located at 5250 12th Ave NE, Seattle, WA 98105 for $1,150,000. The property is a single family residence. Prior to March 31, 2021, the property was occupied by its previous owners. The property has the following encumbrance:

●	Pursuant to the Loan Agreement dated March 26, 2021, Ark7 Properties LLC – Series #XZQRZ has borrowed a total of $500,000 at 8% interest with a maturity date of March 25, 2022.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of the financial statements and financial condition of Ark7 Properties and results of its operations together with its financial statements and related notes appearing at the end of this Offering Circular. This discussion contains forward-looking statements reflecting the company’s current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Offering Circular.

Overview

Ark7 Properties is a newly organized Delaware series limited liability company formed to acquire and manage a portfolio of primarily duplex, small multi-families, single family, and condo property located in California with a focus toward the San Francisco Bay Area. Ark7 Properties is a wholly owned subsidiary of Ark7 Inc. (“Ark7”).

Ark7 is the company’s Managing Member. As the company’s Managing Member, it will manage the company’s day-to-day operations. Ark7 is also the Managing Member of Series #KYLBE, and Series #MHQNN, and will manage each property that the company acquires.

Results of Operations

The company was formed on October 31, 2018 and commenced operations on June 24, 2019. The company’s net revenues for the year ended December 31, 2020 was $274,274, compared to $52,368 for the year ended December 31, 2019. The increase in revenues occurred because: (i) two Underlying Assets were acquired in 2019 and one Underlying Asset was acquired in September 2020, (ii) two 2019 Underlying Assets only operated for a few months in 2019, while those same Underlying Assets operated for the entire year ended December 31, 2020 and (iii) A third Underlying Asset was acquired in early 2020. On balance, the three Underlying Assets operated for the majority of the year ended December 31, 2020, while they did not operate for the majority of the year ended December 31, 2019.

As of December 31, 2020, the company incurred expenses of $862,291 compared to $141,103 for the year ended December 31, 2019, a difference of $721,188 and an increase of 510%. Depreciation expenses increased from $23,593 for the year ended December 31, 2019 to $117,376 for the year ended December 31, 2020. Further, the company incurred additional security offering expenses in preparation for the Regulation D and Regulation A Offering, specifically security offering expenses increased from $10,614 for the year ended December 31, 2019 to $473,679 for the year ended December 31, 2020.

Liquidity and Capital Resources

The company’s current capital resources come from operating cash flow and outstanding loans. The Series Interests are dependent on the net proceeds from this offering for the repayment of various loans to related third parties and banks. For information regarding the anticipated use of proceeds from this offering, see “Use of Proceeds”.

As of December 31, 2020 the company had $397,140 cash on hand compared to $44,439 for the year ended December 31, 2019.

As of December 31, 2020, the company had a net loss of $588,017 compared to $88,585 for the year ended December 31, 2019. During 2020 the company had various cash flows from financing activities. Specifically, for the year ended December 31, 2020 the company repaid a Note payable to the Parent in the amount of $1,200,630 in addition the company received $2,942,100 from members as equity investments. The net cash provided by the aforementioned financing activities was 1,708,795 for the year ended December 31, 2020 compared to $1,500,00 for the year ended December 31, 2019.

Recent offerings of Securities and Outstanding Debt

●

Regulation D Offering

o     Starting in June 2020, the company initiated an offering to raise up to $1,780,000 of Series #KYLBE Interests up to $1,880,000 of Series #MHQNN Interests and up to 80,000 Series #DJVWQ Interests pursuant to Rule 506(c) of Regulation D under the Securities Act of 1933.

o     As of July 27, 2021,the company has raised $1,556,610 pursuant to the sale of Series #KYLBE Interests, $1, 654,400 pursuant to the sale of Series #MHQNN Interests and $1,178,618 pursuant to the sale of Series #DJVWQ Interests.

o     As of July 27, the company has raised $360,000 pursuant to the sale of Series #PBIUH Interests, $580,000 pursuant to the sale of Series #PFUNR Interests, $205,346 pursuant to the sale of Series #8YFFL Interests, $56,400 pursuant to the sale of Series #XZQRZ Interests.

o     The company intends to use the proceeds from these offerings for operations of the properties, and repayment of the First Republic loans, and making of loans to Ark7. These offerings are ongoing, and as additional amounts are raised under Rule 506(c) of Regulation D, the company may choose to reduce the value of the interests it sells under this Regulation A offering.

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●

Notes Payable to Ark7

o     In order to acquire the Underlying Assets of Series #DJVWQ Ark7 Properties entered into a loan agreement with Ark7. Pursuant to this Loan Agreement dated May 15, 2020 Ark7 Properties borrowed $850,000 from Ark7 with an interest rate of 7% with a maturity date of May 15, 2021. The outstanding balance of this loan as of December 31, 2020 was $350,000. Series #DJVWQ anticipates repaying this loan with proceeds from the offering. The company notes that Ark7 Properties has established 5 additional registered series and acquired 5 additional Underlying Assets, including this Series #DJVWQ. Interests in the 5 additional registered series, including Series #DJVWQ, are not being offered to investors in this offering.

●

Loans owed by Ark7 Properties to various Series Interests

o     On May 1, 2020, Ark7 Properties entered into a Loan Agreement with Ark7 Properties Series #KYLBE. Ark7 Properties Series #KYLBE will loan Ark7 Properties $756,250.00 at 6% interest. Interest payments commence on July 31, 2020. The loan is due in full on July 31, 2050.

o     On May 1, 2020, Ark7 Properties entered into a Loan Agreement with Ark7 Properties Series #MHQNN. Ark7 Properties Series #MHQNN will loan Ark7 Properties $756,250.00 at 6% interest. Interest payments commence on July 31, 2020. The loan is due in full on July 31, 2050.

●

Loans owed to First Republic Bank

o     Pursuant to the Loan Agreement dated September 2, 2020, Ark7 Properties and Series #DJVWQ borrowed a total of $1,169,400 at 2.950% interest from First Republic Bank. Series #DJVWQ is responsible for this loan and intends to pay the interest and principal balance. The company notes that Ark7 Properties has established 5 additional registered series and acquired 5 additional Underlying Assets, including this Series #DJVWQ. Interests in the 5 additional registered series, including Series #DJVWQ, are not being offered to investors in this offering.

o     Pursuant to the Loan Agreement dated November 22, 2019, Ark7 Properties borrowed a total of $756,250 at 3.5% interest from First Republic Bank. Pursuant to an Assignment and Assumption Agreement dated June 1, 2020, Series #KYLBE is responsible for this loan and intends to pay the interest and principal balance. The loan bears an interest rate of 3.5% per annum until December 1, 2024 and then is subject to change. The loan will mature on December 1, 2029.

o     Pursuant to the Loan Agreement dated November 22, 2019 Ark7 Properties borrowed a total of $756,250 at 3.5% interest from First Republic Bank. Pursuant to an Assignment and Assumption Agreement dated June 1, 2020, Series #MHQNN is responsible for this loan and intends to pay the interest and principal balance. The loan bears an interest rate of 3.5% per annum until December 1, 2024 and then is subject to change. The loan will mature on December 1, 2029.

Trend Information

The Berkley housing market continues to rank as one of Redfin’s most competitive housing markets. As noted on various real estate websites, most homes that are listed get multiple offers, often with waived contingencies. Homes generally sell for approximately 15% above list price and have sales pending in approximately thirteen days. In some instances, certain homes can sell for about 28% above list price and have sales pending in approximately 9 days. The company believes that this trend will continue into 2021.

Subsequent Events

Notes payable to Ark7 Properties

●	Pursuant to the Loan Agreement dated January 1, 2021, Ark7 Properties LLC – Series #PBIUH has borrowed a total of $340,000 at 8% interest with a maturity date of December 31, 2021.
●	Pursuant to the Loan Agreement dated February 1, 2021, Ark7 Properties LLC – Series #PFUNR has borrowed a total of $550,000 at 8% interest with a maturity date of January 31, 2022.
●	Pursuant to the Loan Agreement dated February 1, 2021, Ark7 Properties LLC – Series #8YFFL has borrowed a total of $490,000 at 8% interest with a maturity date of January 31, 2022.
●	Pursuant to the Loan Agreement dated March 26, 2021, Ark7 Properties LLC – Series #XZQRZ has borrowed a total of $500,000 at 8% interest with a maturity date of March 25, 2022.

Purchase of investment property

●	On January 15, 2021 Ark7 Properties LLC – Series #PBIUH purchased an investment property located at 901 Solitude Drive, Pflugerville, TX 78660 for $322,000.
●	On February 5, 2021 Ark7 Properties LLC – Series #PFUNR purchased an investment property located at 2016 Creole Drive, Austin, TX 78727 for $500,000.
●	On February 9, 2021 Ark7 Properties LLC – Series #8YFFL purchased an investment property located at 1804 Laminar Creek Road, Cedar Park, TX 78613 for $465,000.
●	On March 31, 2021 Ark7 Properties LLC – Series #XZQRZ purchased an investment property located at 5250 12th Ave NE, Seattle, WA 98105 for $1,150,000.

COVID-19 Operational Adjustments

In the last few months, the spread and efforts to contain COVID-19 have resulted in significant impacts on local and national economic conditions. As of December 1, 2020, although the company has lowered a few tenants’ rent by less than 10%, on balance, the company has not experienced any significant rise in the inability of tenants to make monthly rent payments. The company will continue to monitor the effects of COVID-19 on its business and whether it may need to provide greater flexibility to certain tenants rather than incur the cost of eviction.

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DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

In accordance with the Operating Agreement and the Series Designation for Series #KYLBE dated November 6, 2019, Ark7 Inc. is the initial member of the Series #KYLBE. Ark7 Inc. is also the Managing Member of Ark7 Properties. Finally, Ark7 is the Managing Member and Asset Manager of Series #KYLBE.

Further, in accordance with the Operating Agreement and the Form of Series Designation for Series #MHQNN dated September 17, 2019, Ark7 Inc. is the initial member of the Series #MHQNN. Ark7 Inc. is also the Managing Member of Ark7 Properties. Finally, Ark7 is the Managing Member and Asset Manager of Series #MHQNN.

ARK7 INC.
CEO and Co-Founder Andy “Yizhen” Zhao	COO and Co-Founder James Holt	CTO and Co-Founder Yujian Weng	General Counsel Lynn “Ling” Yang
ARK7 PROPERTIES LLC (Wholly owned subsidiary of Ark7 Inc.) Managing Member: Ark7 Inc.
Ark7 Properties LLC - Series #KYLBE	Issuer	Managing Member	Asset Manager
	Ark7 Properties LLC - Series #KYLBE	Ark7 Inc.	Ark7 Inc.
Ark7 Properties LLC - Series #MHQNN	Issuer	Managing Member	Asset Manager
	Ark7 Properties LLC - Series #MHQNN	Ark7 Inc.	Ark7 Inc.

Ark7 Properties is managed by its Managing Member, Ark7. Ark7 is operated by the following executives and directors all work for the company on a full time basis.

Name (Board of Directors & Executive Officers)	Position	Age	Term of Office (if indefinite, give date appointed)	Full Time/Part Time

Yizhen Zhao	CEO	33	October 2018 - Present	Full Time
Jim Holt	COO	41	October 2018 - Present	Full Time
Yujian Weng	CTO	35	December 2020 - Present	Full Time
Ling Yang	General Counsel	30	April 2021 - Present	Consultant

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Yizhen Zhao, CEO and Co-Founder

Andy “Yizhen” Zhao is currently the co-founder and Chief Executive Officer of Ark7. He has served in this position since October 2018. Prior to that, he worked as Software Engineers/Architecture Leads at Uber from 2017 to 2019, LinkedIn from 2014 to 2017, Twitter from 2013 to 2014, and Google from 2010 to 2013. He studied Computer Science at Shanghai Jiaotong University from 2006 to 2010 and received multiple Champion rewards for participating in international computer programming contests.

James Holt, COO and Co-Founder

James “Jim” Holt is currently Ark7’s Co-Founder and Chief Operating Officer.  He has served in this position since October 2018.  In addition, James currently serves as the founder of Elevate Group, a real estate top agent at Compass, which he founded in 2019.  Prior to that, he founded and led The Holt Team, a real estate team that existed from 2006 to 2019.  He studied Mathematical and Computational Sciences at Stanford University from 1999 to 2003.

Yujian Weng, CTO and Co-Founder

James “Yujian” Weng is currently the co-founder and Chief Technology Officer of Ark7. He has served in this position since December 2020. Prior to that, he was Senior Director, Connected Vehicle Services at NIO from 2016 to 2019. In this position, he was responsible for lead design and development of NIO Connected Car Platform. Previously, he led an ads & content personalization team at Cheetah Mobile from 2015 to 2016, he was a software engineer at Yahoo! from 2010 to 2015.

Ling Yang, General Counsel

Lynn “Ling” Yang is currently the General Counsel of Ark7. She has served in this position since April 2021. Prior to that, she was the senior attorney at King & Wood Mallesons LLP from 2017 to 2021. Ms. Yang has extensive experience representing Asian, US, and multinational investors and companies in their cross-border business activities. Previously, Ms. Yang worked at a well-known Los Angeles law firm and also served as a legal consultant in a listed company in China. Ms. Yang graduated from Indiana University Maurer School of Law.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2020, the company did not compensate any director or executive officer for their services to Ark7 Properties.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table displays, on a post Conversion basis, the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 10% of any class of the company’s capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 10% of any class of the company’s capital stock on a post Conversion basis.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class (1)	Percent of voting power
Membership Interest	Ark7 Inc., 535 Mission St., 14th Floor, San Francisco, CA 94105	100% of Membership Interests of Ark7 Properties LLC	n/a	100%	100%

The column “Percent of Class” includes a calculation of the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other people exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column will not add up to 100%.

As of July 27, 2021, Series #KYLBE had 1,749 Series Interests issued and outstanding and 2,000 Series Interests have been authorized.

As of July 27, 2021, Series #MHQNN had 1,760 Series Interests issued and outstanding and 2,000 Series Interests have been authorized.

Yizhen Zhao is currently the majority owner of Ark7.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The company is subject to various conflicts of interest arising out of its relationship with Ark7, the company’s Managing Member and its affiliates. These conflicts are discussed below.

Affiliates’ Interests in Other Ark7 Entities

General

The officers and directors of Ark7 are also key professionals of Ark7 Properties. These persons have legal obligations with respect to those entities that are similar to their obligations to the company. In addition, in the future, these persons and other affiliates of Ark7 may organize other real estate-related entities.

Allocation of Acquisition Opportunities

From time to time, Ark7 may create new entities that will acquire real estate assets and make offers of securities to accredited investors, foreign investors, and under Regulation D or Regulation A. Ark7 will, in its sole discretion determine which entity will be responsible for acquiring a specific asset.

Allocation of the Company’s Affiliates’ Time

The company relies on Ark7’s real estate professionals who act on behalf of its company, including Mr. Zhao, for the day-to-day operation of the business. Mr. Zhao is also the Chief Executive Officer of Ark7. As a result of his interests in other Ark7 entities, his obligations to other investors and the fact that he engages in and will continue to engage in other business activities on behalf of himself and others, Mr. Zhao will face conflicts of interest in allocating his time among the company, Ark7, other related entities and other business activities in which he is involved. However, the company believes that Ark7 and its affiliates have sufficient real estate professionals to fully discharge their responsibilities to the Ark7 entities for which they work.

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SECURITIES BEING OFFERED

The following descriptions of the company’s Series Interests, certain provisions of Delaware law and certain provisions of the certificate of registered series of Ark7 Properties LLC - Series #KYLBE, certificate of registered series of Ark7 Properties LLC - Series #MHQNN, form of series designation #KYLBE, form of series designation #MHQNN, and the Operating Agreement are summaries and are qualified by reference to Delaware law, the certificate of registered series of Ark7 Properties LLC - Series #KYLBE, certificate of registered series of Ark7 Properties LLC - Series #MHQNN, form of series designation #KYLBE, form of series designation #MHQNN, and the Operating Agreement.

General

The Offering

The company is offering membership interests of Series #KYLBE, a registered series of a Delaware series limited liability company at a purchase price of $890 per Series Interest. The company has authorized, the issuance of up to 2,000 Series #KYLBE Interests.

In addition, the company is also offering membership interests of Series #MHQNN, a registered series of a Delaware series limited liability company at a purchase price of $940 per Series Interest. The company has authorized the issuance of up to 2,000 Series #MHQNN Interests.

Title to each Underlying Asset

Title to each Underlying Asset will be held by each Series.

Managing Member, Ark7

Ark7 is the Managing member of Series #KYLBE and Series #MHQNN.

Ark7 is the Asset Manager of Series #KYLBE and Series #MHQNN.

The Managing Member, Ark 7, may amend any of the terms of the Operating Agreement of Ark7 Properties or any Series Designation as it determines in its sole discretion. However, no amendment to the Operating Agreement of Ark7 Properties shall be made without the consent of the holders holding a majority of the outstanding interests, that: (i) decreases the percentage of outstanding interests required to take any action hereunder; (ii) materially adversely affects the rights of any of the economic members (including adversely affecting the holders of any particular Series Interests as compared to holders of other Series Interests); (iii) modifies Section 11.1(a) of the Operating Agreement or gives any person the right to dissolve the company; or (iv) modifies the term of the company.

Distributions

Subject to Section 7.3, Article XI and any Interest Designation, as described in the Operating Agreement, any free cash flows of each Series after the following:

●	Repayment of any amounts outstanding under operating expenses reimbursement obligations including any accrued interest as there may be and

●	the creation of such reserves as the Managing Member deems necessary, in its sole discretion, to meet future operating expenses,

will be applied and distributed in the following manner:

●	90% by way of distribution to the members of such Series (pro rata to their Series Interests and which, for the avoidance of doubt, may include the Managing Member or its affiliates), and

●	10% to the Asset Manager in payment of the management fee, except to the extent waived by the Asset Manager, in its sole discretion.

Restrictions on Transfer

There is currently no public trading market for any Series Interests, and an active market may not develop or be sustained.  In the event a transfer of any Series Interest does occur, pursuant to Section 4.2 of the Operating Agreement, it must (i) have been held for a period of 12 months and (ii) written consent, consenting to the transfer, must be obtained from the Managing Member, prior to the transfer.

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Redemption

In order to provide an opportunity to investors who need to establish immediate liquidity within two years of acquiring interests, the company is providing a limited redemption right to investors. Subject to Section 7.5 of the Operating Agreement, a member may request redemption of one or more of his Series Interests up to 24 months after acquiring his Series Interests. Price, requirements and limitations are set forth in Section 7.5 of the Operating Agreement. Limitations include, but are not limited to the following:

●	Redemption is subject to approval from the Managing Member, in its sole discretion.

●	The redemption amount and the timing of any specific withdrawal may be modified by the Managing Member, in its sole and absolute discretion.

●	After 2 years, investors will need to seek secondary purchasers elsewhere.

Voting Rights

Investors have limited voting rights, and substantial powers are delegated to our Managing Member under Section 5.1 of the company’s Operating Agreement for which a vote of the Series Interest holders is not required.

When submitting a matter of vote, a holder of a Series Interest, is entitled to one vote per Series Interest on any and all matters submitted to the consent or approval of members generally. No separate vote or consent of the holders of Series Interests shall be required for the approval of any matter, except for matters which only pertain to the Series Designation of a specific series, for which only the holders of that Series Interest will vote.

Confidential Information

The purpose of Article XIV of the Operating Agreement is to protect confidential information of the company that would be available to Series Interest holders but not subject to disclosure under federal securities laws. Such information would include personal information of other investors held by the company, personal information included on leases, and other information in the books and records of the company that is not ready for public dissemination for which an interest holder requests and receives access to. Note, this confidentiality obligation does not extend to matters which are public knowledge, has been publicly filed with the Commission, or as required by law for that interest holder.

Reports to members

The Managing Member shall keep appropriate books of the business at our principal offices.  The books will be maintained for both tax and financial reporting purposes on a basis that permits the preparation of financial statements in accordance with GAAP.  For financial reporting purposes and tax purposes, the fiscal year and the tax year are the calendar year, unless otherwise determined by our manager in accordance with the Internal Revenue Code.  Our manager will file with the Commission periodic reports as required by applicable securities laws.

Under the Securities Act, the company must update this Offering Circular upon the occurrence of certain events, such as asset acquisitions. The company will file updated offering circulars and offering circular supplements with the Commission. The company is also subject to the informational reporting requirements of the Exchange Act that are applicable to Tier 2 companies whose securities are qualified pursuant to Regulation A, and accordingly, the company will file annual reports, semiannual reports and other information with the Commission. In addition, the company plans to provide Series Interest holders with periodic updates, including offering circulars, offering circular supplements, pricing supplements, information statements and other information.

The company will provide such documents and periodic updates electronically by email or made available through the company’s platform.

Distribution Upon Liquidation of a Series

Subject to the terms of a Series Interest any amounts available for distribution following the liquidation of a Series, net of any fees, costs and liabilities (as determined by the in its sole discretion), shall be applied and distributed 100% to the members (pro rata to their Interests and which, for the avoidance of doubt, may include the and its affiliates).

Other Rights

Holders of Series Interests shall have no conversion, exchange, sinking fund, appraisal rights, no preemptive rights to subscribe for any securities of the company and no preferential rights to distributions of Series Interests.

Forum Selection Provisions

The company’s Operating Agreement includes a forum selection provision that requires any suit, action, or proceeding seeking to enforce any provision of or based on any matter arising out of or in connection with the Operating Agreement, or the transactions contemplated thereby be brought in state or federal court of competent jurisdiction located within the State of California.

35

This forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.  As a result, the exclusive forum provision may not be used to bring actions in state courts for suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.  Investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

The company will be required to make annual and semi-annual filings with the SEC. The company will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. The company will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. The company will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors, or certain types of capital-raising. The company will be required to keep making these reports unless it files a Form 1-Z to exit the reporting system, which it will only be able to do if it has less than 300 unitholders of record and have filed at least one Form 1-K.

At least every 12 months, the company will file a post-qualification amendment to the offering Statement of which this Offering Circular forms a part, to include the company’s recent financial statements.

The company may supplement the information in this Offering Circular by filing a Supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing.

Relaxed Ongoing Reporting Requirements

If the company becomes a public reporting company in the future, it will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which the company refers to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as the company remains an “emerging growth company,” the company may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies,” including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in the company’s periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and unit holder approval of any golden parachute payments not previously approved.

If the company becomes a public reporting company in the future, the company expects to take advantage of these reporting exemptions until it is no longer an emerging growth company. The company would remain an “emerging growth company” for up to five years, although if the market value of its Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, the company would cease to be an “emerging growth company” as of the following December 31.

If the company does not become a public reporting company under the Exchange Act for any reason, the company will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semi-annual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semi-annual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, the company will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies,” and its unitholders could receive less information than they might expect to receive from more mature public companies.

36

FINANCIAL STATEMENTS

2019	FINANCIAL STATEMENTS ARK7 PROPERTIES LLC FOR THE YEAR ENDED DECEMBER 31, 2019

F-1

ARK7 PROPERTIES LLC

FINANCIAL REPORT

YEAR ENDED DECEMBER 31, 2019

F-2

INDEPENDENT AUDITOR’S REPORT

Member and Management

Ark7 Properties LLC

San Francisco, California

We have audited the accompanying financial statements of Ark7 Properties LLC (a Delaware Limited Liability Company), which comprise the balance sheet as of December 31, 2019 and the related statement of operations, changes in member’s equity, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ark7 Properties LLC as of December 31, 2019, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

San Francisco, California

September 19, 2020

(except for Note 7 and 8, as to which the date is July 28, 2021)

F-3

ARK7 PROPERTIES LLC

BALANCE SHEET

DECEMBER 31, 2019

ASSETS
Assets:
Investment properties, at cost	$3,062,319
Less: accumulated depreciation	(23,593)
3,038,726

Cash	44,439
Tenant receivable	150
Prepaid expense	1,411
Loan fee, at cost
(net of accumulated amortization of $123)	14,598

Total assets	3,099,324

LIABILITIES AND MEMBER’S EQUITY

Liabilities:
Mortgage payable	1,512,500
Accrued expenses	58,939
Advanced from member	101,773
Deferred revenue	1,797
Notes payable to member	1,500,000
Tenant deposits	12,900

Total liabilities	3,187,909

Member’s equity	(88,585)

Total liabilities and member’s equity	$3,099,324

The accompanying notes are an integral part of these financial statements.

F-4

ARK7 PROPERTIES LLC

STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2019

Lease income	$52,368

Expenses:
Amortization	123
Bank charge	90
Cleaning service	313
Depreciation	23,593
Interest expenses	55,807
Insurance	2,472
LLC tax	800
Office supplies	34
Printing and delivery expenses	202
Professional fees	12,670
Real estate tax	36,338
Repairs and maintenance	1,040
Taxes and license	4,732
Utilities	2,889
Total operating expense	141,103

Loss from operation	(88,735)

Other income	150

Net loss	$(88,585)

The accompanying notes are an integral part of these financial statements.

F-5

ARK7 PROPERTIES LLC

STATEMENT OF CHANGES IN MEMBER’S EQUITY

YEAR ENDED DECEMBER 31, 2019

Member’s equity, January 1, 2019	$0

Net loss	(88,585)

Member’s equity, December 31, 2019	$(88,585)

The accompanying notes are an integral part of these financial statements.

F-6

ARK7 PROPERTIES LLC
STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2019

Cash flows from operating activities:
Net loss	$(88,585)

Adjustments to reconcile net loss to net cash provided by operating activities:

Depreciation and amortization	23,716

Net cash used in operating activities before changes in operating assets and liabilities	(64,869)

(Increase) decrease in operating assets:
Tenant receivable	(150)
Prepaid expense	(1,411)

Increase (decrease) in operating liabilities:
Accrued expenses	58,939
Advanced from members	101,773
Deferred revenue	1,797
Tenant deposits	12,900

Net cash provided by operating assets and liabilities	173,848

Net cash provided by operating activities	108,979

Cash flows from investing activities:
Purchase of investing properties	(1,549,819)
Acquisition of loan fee	(14,721)

Net cash used in investing activities	(1,564,540)

Cash flow from financing activities:
Proceeds from notes payable to member	1,500,000

Net cash provided by financing activities	1,500,000

Net increase in cash	44,439

Cash at January 1, 2019	0

Cash at December 31, 2019	$44,439

Supplemental Disclosure:
Cash paid during the year:
Interest	$588

Non-cash investment transaction:
Loan obligation incurred for purchase of an investment property	$1,512,500

The accompanying notes are an integral part of these financial statements.

F-7

ARK7 PROPERTIES LLC

NOTES TO FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2019

Note 1 -	Summary of Significant Accounting Policies

a.	Organization

Ark7 Properties LLC (the “Company”) is a single member Delaware limited liability company that is wholly owned by Ark7 Inc., as a limited liability company in accordance with the Limited Liability Company Act (LLCA) of the state of Delaware that conducts related operations. The Company does not have a termination date. Simultaneously with the formation of the Company, the Company's member entered into an operating agreement on October 31, 2018.

b.	Basis of presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP)

c.	Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. To the extent that there are material differences between these estimates and actual results, the Company’s financial condition or operating results will be materially affected. The Company bases its estimates on past experience and other assumption that the Company believes are reasonable under the circumstances and the Company evaluates those estimates on an ongoing basis.

d.	Revenue recognition

Lease revenue is reported on a straight-line basis over the terms of the respective leases.

F-8

ARK7 PROPERTIES LLC

NOTES TO FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2019

Note 1 -	Summary of Significant Accounting Policies (continued)

e.	Concentration of credit risk

Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of cash and tenant receivable. The Company places its cash with financial institutions, and its balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At various times, the Company had cash balance in excess of the insured amount. At December 31, 2019, the Company had no uninsured cash balances.

f.	Fair value of financial instruments

The Company’s financial instruments include cash and tenant receivable. The Company’s value of these financial instruments approximates fair value due to their short-term nature.

g.	Investment properties

Land is carried at cost. Building, leasehold improvements, furniture, fixtures, and equipment are carried at cost, less accumulated depreciation and amortization. The building, furniture, fixtures, and equipment are depreciated using the straight- line method over the estimated useful lives of the assets. The cost of leasehold improvements is amortized using the straight-line method over the terms of the related leases. Repairs and maintenance are expensed when incurred.

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is assessed by a comparison of the carrying amount of the asset to the estimated future undiscounted net cash flows expected to be generated by the asset or group of assets. If estimated future undiscounted net cash flows are less than the carrying amount of the asset or group of assets, the asset is considered impaired and an expense is recorded in an amount required to reduce the carrying amount of the asset to its then fair value. Fair value generally is determined from estimated discounted future net cash flows (for assets held for use) or net realizable value (for assets held for sale). For the year ended December 31, 2019, the Company has not recognized any impairment losses.

F-9

ARK7 PROPERTIES LLC

NOTES TO FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2019

Note 1 -	Summary of Significant Accounting Policies (continued)

g.	Investment properties (continued)

Investment properties consist of the following as of December 31, 2019:

		Estimated Useful Lives (years)
Building	2,215,283	27.5
Land	847,036	N/A

	3,062,319
Less: Accumulated depreciation	(23,593)

Net property and equipment	$3,038,726

Depreciation expense for the year ended December 31, 2019 was $23,593.

h.	Recent accounting pronouncements

In February 2016, FASB issued ASU No. 2016-02, Leases (Topic 842). This update is to report transparent and economically neutral information about the assets and liabilities that arises from leases. As result, lessees would be required to recognize the rights and obligations resulting from leases as assets and liabilities. For public business entities, the update is effective for annual reporting periods beginning after December 15, 2018 and interim periods within those annual periods. For all other entities, the amendments are effective for annual reporting periods beginning after December 15, 2020 and interim periods beginning after December 15, 2021. Early adoption is permitted. The management is currently evaluating the impact the amendments in this ASU will have on the financial statements.

i.	Income taxes

The company is a disregarded entity for tax purposes and does not incur income taxes; instead, its earnings are reported by the member. The financial statements, therefore, do not include a provision for income taxes.

F-10

ARK7 PROPERTIES LLC

NOTES TO FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2019

Note 1 -	Summary of Significant Accounting Policies (continued)

j.	Subsequent event

On March 11, 2020, the World Health Organization declared the novel strain of coronavirus, or COVID-19, a global pandemic and recommended containment and mitigation measures worldwide. The COVID-19 pandemic continues to adversely impact economic activity in real estate. Given the nature of the outbreak and the on-going developments, there is a high degree of uncertainty and it is not possible at this time to predict the extent and nature of the overall future impact on the Company's investments.

In September 2020, the Company entered into the agreement to acquire a new property to meet its investment criteria.

k.	Date of management’s review

The Company has evaluated subsequent events through September 19, 2020, the date that the financial statements were available to be issued.

Note 2 -	Loan Fee

On November 22, 2019, when the Company entered the loan discussed in Note 5, all financing costs were capitalized and are being amortized over 10 years. Amortization expense for the year ended December 31, 2019 was $123.

Note 3 -	Lease Commitments

In September 2019, the Company executed six operating leases agreement of 3102 California Street, Berkeley, 3106 California Street, Berkeley and 3108 California Street, Berkeley with several tenants. The initial terms of the Company’s leases with tenants are on month-to-month basis with 30-days termination notice.

In December 2019, the Company executed four operating leases agreement of 2924 Mable St., Berkeley with several tenants. The initial terms of the Company’s leases with tenants are on month-to-month basis with 30-days termination notice.

F-11

ARK7 PROPERTIES LLC

NOTES TO FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2019

Note 4 -	Related Party Transaction

At December 31, 2019 and for the year ended December 31, 2019, the Company had the following balances and transactions with its sole member:

		Transactions	Amount
Ark7, Inc	i)	Interest Expense	$50,660
	ii)	Notes payable to member	1,500,000
	iii)	Advanced from member	101,733

Note 5 -	Mortgages Payable

On November 22, 2019, the Company executed into a Loan Agreement Secured by Deed of Trust. According to the Loan Agreement, the Company borrowed $1,512,500, and the monthly payment started on January 1, 2020. The loan bears interest rate of 3.5% per annum until December 1, 2024 and subject to interest change equal to the Current Index applicable to the Interest Change Date plus two and 75/100 percent (2.75%) per annum, rounded upward to the next highest one-eighth (1/8th) of one percentage point (0.125%), unless the result of such addition is equal to a number which is a multiple of one-eighth (1/8th) of one percent (0.125%). The loan will mature on December 1, 2029.

For the year ended December 31, 2019, the interest expense was $5,147.

At December 31, 2019, the outstanding balance on the mortgage payable was as follows:

Outstanding balance	$1,512,500
Less: Amount due within one year	(29,212)

Non-current portion	$1,483,288

Maturities of the loan payable are as follows:

For the year ending December 31,
2020	$29,212
2021	30,251
2022	31,327
2023	32,441
2024	33,595
Thereafter	1,355,674
Total	$1,512,500

F-12

ARK7 PROPERTIES LLC

NOTES TO FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2019

Note 6 -	Notes Payable to Related Parties

The Company has an unsecured notes payable with its sole member. The notes bear interest at 7% per annum on the unpaid balance and will be repaid in full on May 15, 2021 on the outstanding balances. At December 31, 2019, the outstanding balances on the notes amounted to $1,500,000.

Note 7 -	Reissuance of the Independent Auditor’s Report

The Independent Auditor’s Report originally covered the period from October 31, 2018 to December 31, 2019, the reissued report covered a twelve–month period for year ended December 31, 2019. The reissued report had no effect on the financial statements because there was no transactions incurred for the period from October 31 to December 31, 2018.

Note 8 -	Event Subsequent to the Date of the Independent Auditor’s Report (Unaudited)

Series #KYLBE and Series #MHQNN were formed on December 12, 2019 in State of Delaware and had no operations for the year ended December 31, 2019, which were discovered fact after the report release date.

F-13

ARK7 PROPERTIES LLC

Consolidated Financial Statements
for the year ended December 31, 2020

and independent auditors’ report

F-14

ARK7 PROPERTIES LLC

F-15

GEORGE DIMOV CPA CERTIFIED PUBLIC ACCOUNTANT FIRM	211 E 43rd Street, SUITE 628 New York, NY 10002 (212) 641-0673 www.dimovtax.com

INDEPENDENT AUDITORS’ REPORT

To the Management and Shareholder of Ark7 Properties LLC:

We have audited the accompanying consolidated financial statements of Ark7 Properties LLC and its wholly owned series LLC subsidiaries: Series #DJVWQ, Series #KYLBE and Series #MHQNN, which comprise the consolidated balance sheet as of December 31, 2020, and the related consolidated statement of operations, changes in Member’s equity, and cash flows as a whole for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements as a whole based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ark7 Properties LLC and its wholly owned series LLC subsidiaries: Series #DJVWQ, Series #KYLBE and Series #MHQNN, as of December 31, 2020, and the consolidated results of their operations and their consolidated cash flows as a whole for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

We draw attention to Note 1 of the Consolidated financial statements which indicates that as of December 31, 2020 and 2019 the Company’s accumulated deficit was $676,602 and $88,585, respectively. As stated in Note 1, these conditions indicate the existence of uncertainty which may cast doubt about the Company’s ability to continue as a going concern. Our opinion is not modified in respect of this matter.

Other Matter

The financial statements of Ark7 Properties for the year ended December 31, 2019 were audited by another auditor – DH and Company LLP - who expressed an unmodified opinion on those statements on September 19, 2020.

New York, NY

July 27, 2021

George Dimov CPA

F-16

ARK7 PROPERTIES LLC

CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2020 AND 2019

(in US Dollars)

	Ark7 Properties LLC (2020)	Ark7 Properties LLC - Series DJVWQ (2020)	Ark7 Properties LLC - Series KYLBE (2020)	Ark7 Properties LLC - Series MHQNN (2020)	Consolidated Total December 31, 2020	Consolidated Total December 31, 2019*
ASSETS

Current assets
Cash and cash equivalents	397,140	-	-	-	397,140	44,439
Accounts Receivable (Note 1)	-	187,960	419,556	556,309	1,163,825	150
Other assets	4,000	20,947	8,452	8,524	41,923	16,009
Total current assets					1,602,888	60,598

Non-current assets
Investment properties (at cost and net of depreciation) (Note 1)	-	1,949,349	1,437,069	1,556,206	4,942,624	3,038,726
Total non-current assets					4,942,624	3,038,726

TOTAL ASSETS					6,545,512	3,099,324

* As of December 31, 2019 and during the year then ended, none of the Series LLCs neither performed any operations nor had any balances to be presented. Consolidated figures as of December 31, 2019 and for the year then ended comprise the financial position and results of operations of Ark7 Properties LLC (Master LLC) only.

F-17

ARK7 PROPERTIES LLC

CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2020 AND 2019 (CONTINUED)

(in US Dollars)

	Ark7 Properties LLC (2020)	Ark7 Properties LLC - Series DJVWQ (2020)	Ark7 Properties LLC - Series KYLBE (2020)	Ark7 Properties LLC - Series MHQNN (2020)	Consolidated Total December 31, 2020	Consolidated Total December 31, 2019*
LIABILITIES AND EQUITY

Current liabilities
Accounts payable to Parent (Note 1)	1,058,801	(575,019)	294,417	453,809	1,232,008	101,773
Loan payable to Parent (Notes 1,3)	-	350,000	-	-	350,000	1,550,630
Current portion of mortgage payable (Note 2)	-	27,946	17,512	17,512	62,970	29,212
Other liabilities and accrued expenses	5,850	12,093	16,279	7,126	41,348	23,006
Total current liabilities					1,686,326	1,704,621

Non-current liabilities
Mortgage payable (Note 2)	-	1,140,404	726,642	726,642	2,593,688	1,483,288
Total non-current liabilities					2,593,688	1,483,288

Equity
Members’ equity	-	641,314	1,045,017	1,255,769	2,942,100	-
Retained earnings	(15,698)	(190,534)	(236,242)	(234,128)	(676,602)	(88,585)
Total equity					2,265,498	(88,585)

TOTAL LIABILITIES AND EQUITY					6,545,512	3,099,324

* As of December 31, 2019 and during the year then ended, none of the Series LLCs neither performed any operations nor had any balances to be presented. Consolidated figures as of December 31, 2019 and for the year then ended comprise the financial position and results of operations of Ark7 Properties LLC (Master LLC) only.

The notes on pages F-23 - F-29 form an integral part of the consolidated financial statements.

The independent auditors’ report is on page F-16.

F-18

ARK7 PROPERTIES LLC

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

(in US Dollars)

	Ark 7 Properties LLC (2020)	Ark7 Properties LLC - Series DJVWQ (2020)	Ark7 Properties LLC - Series KYLBE (2020)	Ark7 Properties LLC - Series MHQNN (2020)	Consolidated Total Year Ended December 31, 2020	Consolidated Total Year Ended December 31, 2019*

Rental income	-	36,813	108,584	128,877	274,274	52,368

Expenses
Amortization of loan fees	-	(105)	(246)	(246)	(597)	(183)
Audit and accounting	(11,500)	-	-	-	(11,500)	-
Depreciation expenses	-	(20,289)	(48,319)	(48,768)	(117,376)	(23,593)
Insurance	-	(4,827)	(2,383)	(900)	(8,110)	(2,472)
Intercompany loan interest	-	(32,838)	(34,185)	(31,269)	(98,292)	(50,600)
Mortgage interest	-	(10,813)	(26,636)	(26,636)	(64,085)	(5,147)
Other expenses	-	(4,088)	(1,046)	(375)	(5,509)	(2,695)
Other tax expenses	(920)	(106)	(2,915)	(1,262)	(5,203)	(5,532)
Real estate tax	-	(3,644)	(26,900)	(21,937)	(52,481)	(36,338)
Repair and maintenance	-	(169)	(5,140)	(2,651)	(7,960)	(1,040)
Security offering expenses	(3,278)	(149,242)	(156,341)	(164,818)	(473,679)	(10,614)
Utilities	-	(1,226)	(6,579)	(9,694)	(17,499)	(2,889)
Total Expenses					(862,291)	(141,103)

Other income	-	-	-	-	-	150

Net loss for the year					(588,017)	(88,585)

* As of December 31, 2019 and during the year then ended, none of the Series LLCs neither performed any operations nor had any balances to be presented. Consolidated figures as of December 31, 2019 and for the year then ended comprise the financial position and results of operations of Ark7 Properties LLC (Master LLC) only.

The notes on pages F-23 - F29 form an integral part of the consolidated financial statements.

The independent auditors’ report is on page F-16.

F-19

ARK7 PROPERTIES LLC

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

(in US Dollars)

	Notes	Member’s Equity	Accumulated deficit	Total equity

Balance on October 31, 2018 (inception)		-	-	-

Equity contributions		-	-	-
Net loss for the year		-	(88,585)	(88,585)

Balance on December 31, 2019		-	(88,585)	(88,585)

Equity contributions		2,942,100	-	2,942,100
Net loss for the year		-	(588,017)	(588,017)

Balance on December 31, 2020		2,942,100	(676,602)	2,265,498

The notes on pages F-23 - F-29 form an integral part of the consolidated financial statements.

The independent auditors’ report is on page F-16.

F-20

ARK7 PROPERTIES LLC

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

(in US Dollars)

	Notes	Year ended December 31, 2020	Year ended December 31, 2019

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss		(588,017)	(88,585)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of investment property	1	117,376	23,593
Amortization of loan fees		597	183

Changes in operating assets and liabilities
Accounts receivable		(1,163,675)	(150)
Other assets		(26,511)	(1,471)
Accounts payable to Parent		1,130,235	101,773
Other liabilities and accrued expenses		25,775	73,636

Net cash used in operating activities		(504,220)	108,979

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid to purchase investment property		(851,874)	(1,564,540)
Net cash used in investing activities		(851,874)	(1,564,540)

F-21

ARK7 PROPERTIES LLC

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019 (CONTINUED)

(in US Dollars)

	Notes	Year ended December 31, 2020	Year ended December 31, 2019

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of Note payable to Parent		(1,200,630)	-
Proceeds from Note payable to Parent		-	1,500,000
Repayment of mortgage		(32,675)	-
Members’ equity investments		2,942,100	-
Net cash provided by financing activities		1,708,795	1,500,000

NET CHANGE IN CASH AND CASH EQUIVALENTS		352,701	44,439

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR		44,439	-

CASH AND CASH EQUIVALENTS AT END OF YEAR		397,140	44,439

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash paid during the year
Interest paid		61,211	588

Non-cash investment transaction
Loan obligation incurred for purchase of an investment property		1,169,400	1,512,500

The notes on pages F-23 - F-29 form an integral part of the consolidated financial statements.

The independent auditors’ report is on page F-16.

F-22

ARK7 PROPERTIES LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in US Dollars)

NOTE 1: ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General Information

Ark7 Properties LLC (the “Company”) is a single member Delaware limited liability company that is wholly owned by Ark7 Inc., as a limited liability company in accordance with the Limited Liability Company Act (LLCA) of the state of Delaware that conducts related operations. The Company does not have a termination date. Simultaneously with the formation of the Company, the Company’s Parent entered into an operating agreement on October 31, 2018.

Statement of compliance

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The consolidated financial statements include the accounts of the Company and its wholly owned series LLC subsidiaries: Series #DJVWQ, Series #KYLBE and Series #MHQNN. All intercompany balances and transactions are eliminated in consolidation.

These consolidated financial statements are presented in US Dollars, unless otherwise indicated. These financial statements have been prepared under the historical cost convention, except for the evaluation of certain financial instruments carried at fair value.

Use of estimates and assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. To the extent that there are material differences between these estimates and actual results, the Company’s financial condition or operating results will be materially affected. The Company bases its estimates on past experience and other assumption that the Company believes are reasonable under the circumstances and the Company evaluates those estimates on an ongoing basis.

Functional and presentation currency

Items included in the Company’s financial statements are estimated using the currency that best reflects the economic substance of the underlying events and circumstances related to the Company (the “functional currency”). The functional and presentation currency of the accompanying financial statements is US Dollars (the “USD”).

Going concern

The accompanying financial statements have been prepared based on the assumption that the Company will continue as a going concern. Successful development of the Company and, ultimately, the attainment of profitable operations is dependent upon future events, including adequate financing, continuous support from the Parent Company, general and economic conditions on the real estate market, and achieving a level of income adequate to support the Company’s cost structure. As of December 31, 2020 and 2019 the Company’s accumulated deficit amounted to $676,602 and $88,585, respectively.

F-23

NOTE 1: ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

These conditions indicate the existence of uncertainty which may cast doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Revenue recognition

Lease revenue is reported on a straight-line basis over the terms of the respective leases.

Accounts receivable

The carrying value of accounts receivable, net of allowance for doubtful accounts, represents their estimated net realizable value. The Company estimates the allowance for doubtful accounts based on type of customer, age of outstanding receivable, historical collection trends, and existing economic conditions. If events or changes in circumstances indicate that a specific receivable balance may be unrealizable, further consideration is given to the collectability of those balances, and the allowance is adjusted accordingly. Receivable balances deemed uncollectible are written off against the allowance.

As of December 31, 2020 and 2019, the accounts receivable by the Company were $1,163,825 and $125, respectively (Please see Note 1 – “Related party transactions” paragraph for more details). As of December 31, 2020 and 2019, the Company did not have any accounts receivable recognized as uncollectible.

Concentration of credit risk

Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of cash and tenant receivable. The Company places its cash with financial institutions, and its balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At various times, the Company had cash balance in excess of the insured amount.

Fair value measurements

FASB ASC 820, “Fair Value Measurements” defines fair value for certain financial and nonfinancial assets and liabilities that are recorded at fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. It requires that an entity measure its financial instruments to base fair value on exit price, maximize the use of observable units and minimize the use of unobservable inputs to determine the exit price. It establishes a hierarchy which prioritizes the inputs to valuation techniques used to measure fair value. This hierarchy increases the consistency and comparability of fair value measurements and related disclosures by maximizing the use of observable inputs and minimizing the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that reflect the assumptions market participants would use in pricing the assets or liabilities based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy prioritizes the inputs into three broad levels based on the reliability of the inputs as follows:

Level 1 – Inputs are quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. Valuation of these instruments does not require a high degree of judgment as the valuations are based on quoted prices in active markets that are readily and regularly available.

F-24

NOTE 1: ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Level 2 – Inputs other than quoted prices in active markets that are either directly or indirectly observable as of the measurement date, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Valuations based on inputs that are unobservable and not corroborated by market data. The fair value for such assets and liabilities is generally determined using pricing models, discounted cash flow methodologies, or similar techniques that incorporate the assumptions a market participant would use in pricing the asset or liability.

The carrying values of certain assets and liabilities of the Company approximate fair value due to their either relatively short maturities and/or consistency with current market rates.

Recent accounting pronouncements

In February 2016, FASB issued ASU No. 2016-02, Leases (Topic 842). This update is to report transparent and economically neutral information about the assets and liabilities that arises from leases. As result, lessees would be required to recognize the rights and obligations resulting from leases as assets and liabilities. For public business entities, the update is effective for annual reporting periods beginning after December 15, 2018 and interim periods within those annual periods. For all other entities, the amendments are effective for annual reporting periods beginning after December 15, 2020 and interim periods beginning after December 15, 2021. Early adoption is permitted. The management is currently evaluating the impact the amendments in this ASU will have on the financial statements.

Income taxes

The company is a disregarded entity for tax purposes and does not incur income taxes; instead, its earnings are reported by the member. The financial statements, therefore, do not include a provision for income taxes.

Related party transactions

In considering each possible related party, the Company emphasizes substance of the relationship, not merely the legal form.

As of December 31, 2020 and 2019 and for the years then ended, the Company had the following balances and transactions with its Parent company – Ark7 Inc.:

	December 31, 2020		December 31, 2019
	Related party balances and transactions	Total category as per the FS caption	Related party balances and transactions	Total category as per the FS caption
Current assets
Accounts Receivable	1,162,668	1,163,825	-	150

Current liabilities
Accounts payable to Parent	1,232,008	1,232,008	101,773	101,773
Note payable to Parent	350,000	350,000	1,550,630	1,550,630

Expenses
Intergroup loan interest	98,292	862,291	50,600	141,103
Security offering expenses	393,630	862,291	-	141,103

F-25

NOTE 1: ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Investment property

Land is carried at cost. Building, leasehold improvements, furniture, fixtures, and equipment are carried at cost, less accumulated depreciation and amortization. The building, furniture, fixtures, and equipment are depreciated using the straight- line method over the estimated useful lives of the assets. The cost of leasehold improvements is amortized using the straight-line method over the terms of the related leases. Repairs and maintenance are expensed when incurred.

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is assessed by a comparison of the carrying amount of the asset to the estimated future undiscounted net cash flows expected to be generated by the asset or group of assets. If estimated future undiscounted net cash flows are less than the carrying amount of the asset or group of assets, the asset is considered impaired and an expense is recorded in an amount required to reduce the carrying amount of the asset to its then fair value. Fair value generally is determined from estimated discounted future net cash flows (for assets held for use) or net realizable value (for assets held for sale). For the year ended December 31, 2019, the Company has not recognized any impairment losses.

Investment properties consist of the following as of December 31, 2020 and 2019:

	Ark7 Properties LLC (2020)	Ark7 Properties LLC - Series DJVWQ (2020)	Ark7 Properties LLC - Series KYLBE (2020)	Ark7 Properties LLC - Series MHQNN (2020)	Consolidated Total December 31, 2020	Consolidated Total December 31, 2019

Buildings and improvements	-	1,820,337	1,335,240	1,375,622	4,531,199	2,659,226
Land	-	149,301	168,894	234,199	552,394	403,093

Investment properties, gross	-	1,969,638	1,504,134	1,609,821	5,083,593	3,062,319

Less: Accumulated depreciation	-	(20,289)	(67,065)	(53,615)	(140,969)	(23,593)

Net investment properties	-	1,949,349	1,437,069	1,556,206	4,942,624	3,038,726

Estimated useful life for buildings and improvements is 27.5 years – 330 months.

Depreciation expenses for the years ended December 31, 2020 and 2019 were $117,376 and $23,593, respectively.

F-26

Note 2: Mortgage Payable

On November 22, 2019, Ark7 Properties LLC executed into a Loan Agreement Secured by Deed of Trust. According to the Loan Agreement, the Company borrowed $756,250, and the monthly payment started on January 1, 2020. Pursuant to an Assignment and Assumption Agreement dated June 1, 2020, Ark7 Properties LLC – Series #KYLBE (100% subsidiary of the Company) is responsible for repayment of the principal amount and interest balance. The loan bears interest rate of 3.5% per annum until December 1, 2024 and subject to interest change equal to the Current Index applicable to the Interest Change Date plus two and 75/100 percent (2.75%) per annum, rounded upward to the next highest one-eighth (1/8th) of one percentage point (0.125%), unless the result of such addition is equal to a number which is a multiple of one-eighth (1/8th) of one percent (0.125%). The loan will mature on December 1, 2029.

On November 22, 2019, Ark7 Properties LLC executed into a Loan Agreement Secured by Deed of Trust. According to the Loan Agreement, the Company borrowed $756,250, and the monthly payment started on January 1, 2020. Pursuant to an Assignment and Assumption Agreement dated June 1, 2020, Ark7 Properties LLC – Series # MHQNN (100% subsidiary of the Company) is responsible for repayment of the principal amount and interest balance. The loan bears interest rate of 3.5% per annum until December 1, 2024 and subject to interest change equal to the Current Index applicable to the Interest Change Date plus two and 75/100 percent (2.75%) per annum, rounded upward to the next highest one-eighth (1/8th) of one percentage point (0.125%), unless the result of such addition is equal to a number which is a multiple of one-eighth (1/8th) of one percent (0.125%). The loan will mature on December 1, 2029.

On August 31, 2020, Ark7 Properties LLC – Series #DJVWQ (100% subsidiary of the Company) executed into a Loan Agreement Secured by Deed of Trust. According to the Loan Agreement, the Company borrowed $1,169,400, and the monthly payment started on November 1, 2020. The loan bears interest rate of 2.95% per annum until October 1, 2025 and subject to interest change equal to the Current Index applicable to the Interest Change Date plus two and 75/100 percent (2.75%) per annum, rounded upward to the next highest one-eighth (1/8th) of one percentage point (0.125%), unless the result of such addition is equal to a number which is a multiple of one-eighth (1/8th) of one percent (0.125%). The loan will mature on October 1, 2030.

As of December 31, 2020 and 2019, the total outstanding balance on the mortgage payable was as follows:

	Ark7 Properties LLC (2020)	Ark7 Properties LLC - Series DJVWQ (2020)	Ark7 Properties LLC - Series KYLBE (2020)	Ark7 Properties LLC - Series MHQNN (2020)	Consolidated Total December 31, 2020	Consolidated Total December 31, 2019

Short-term portion of mortgage	-	27,946	17,512	17,512	62,970	29,212
Long-term portion of mortgage	-	1,140,404	726,642	726,642	2,593,688	1,483,288

	-	1,168,350	744,154	744,154	2,656,658	1,512,500

Mortgage interest expenses for the years ended December 31, 2020 and 2019 were $64,085 and $5,147, respectively.

F-27

Note 2: Mortgage Payable (continued)

Maturities of the mortgage payable as of December 31, 2020 are as follows:

Year	Amount
2021	62,970
2022	57,371
2023	59,266
2024	60,997
2025	63,239
Thereafter	2,352,815

Total	2,656,658

Note 3: Note Payable to PARENT

Pursuant to the Loan Agreement dated July 8, 2019, Ark7 Properties LLC borrowed a total of $1,500,000 at 7% interest with a maturity of July 8, 2020. The loan was repaid according to the Loan Agreement.

Pursuant to the Loan Agreement dated May 15, 2020, Ark7 Properties LLC – Series #DJVWQ has borrowed a total of $850,000 at 7% interest with a maturity date of May 15, 2021. Outstanding balance of this loan as of December 31, 2020 was $350,000.

As of December 31, 2020 and 2019, the total outstanding balances on the notes were as follows:

	Ark7 Properties LLC (2020)	Ark7 Properties LLC - Series DJVWQ (2020)	Ark7 Properties LLC - Series KYLBE (2020)	Ark7 Properties LLC - Series MHQNN (2020)	Consolidated Total December 31, 2020	Consolidated Total December 31, 2019

Notes payable - Principal	-	350,000	-	-	350,000	1,500,000
Notes payable - Interest	-	-	-	-	-	50,630

	-	350,000	-	-	350,000	1,550,630

F-28

Note 3: Note Payable to PARENT (continued)

Interest expenses on the Notes payable to related parties for the years ended December 31, 2020 and 2019 were $98,292 and $50,600, respectively.

Notes payable to the Parent company, which were received during 2021, are disclosed in Note 4.

NOTE 4: SUBSEQUENT EVENTS

Management has evaluated subsequent events through the date which the consolidated financial statements were available to be issued, which is July 27, 2021.

Notes payable to Parent

Pursuant to the Loan Agreement dated January 1, 2021, Ark7 Properties LLC – Series #PBIUH has borrowed a total of $340,000 at 8% interest with a maturity date of December 31, 2021.

Pursuant to the Loan Agreement dated February 1, 2021, Ark7 Properties LLC – Series #PFUNR has borrowed a total of $550,000 at 8% interest with a maturity date of January 31, 2022.

Pursuant to the Loan Agreement dated February 1, 2021, Ark7 Properties LLC – Series #8YFFL has borrowed a total of $490,000 at 8% interest with a maturity date of January 31, 2022.

Pursuant to the Loan Agreement dated March 26, 2021, Ark7 Properties LLC – Series #XZQRZ has borrowed a total of $500,000 at 8% interest with a maturity date of March 25, 2022.

Purchase of investment property

On January 15, 2021 Ark7 Properties LLC – Series #PBIUH purchased an investment property located at 901 Solitude Drive, Pflugerville, TX 78660 for $322,000.

On February 5, 2021 Ark7 Properties LLC – Series #PFUNR purchased an investment property located at 2016 Creole Drive, Austin, TX 78727 for $500,000.

On February 9, 2021 Ark7 Properties LLC – Series #8YFFL purchased an investment property located at 1804 Laminar Creek Road, Cedar Park, TX 78613 for $465,000.

On March 31, 2021 Ark7 Properties LLC – Series #XZQRZ purchased an investment property located at 5250 12th Ave NE, Seattle, WA 98105 for $1,150,000.

Other events

All subsequent events requiring recognition as of December 31, 2020 have been incorporated into these consolidated financial statements and there are no subsequent events that require disclosure in accordance with FASB ASC Topic 855, “Subsequent Events.”

NOTE 5: APPROVAL OF CONSOLIDATED FINANCIAL STATEMENTS

Consolidated financial statements have been approved by management of the Company and authorized for issue on July 27, 2021.

F-29

PART III

INDEX TO EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

1.1	Dalmore Agreement**
2.1	Certificate of Formation of Ark7 Properties LLC**
2.2	Operating Agreement of Ark7 Properties LLC**
2.3	Series #KYLBE Series Designation**
2.4	Series #MHQNN Series Designation**
4.1	Series #KYLBE Interest Subscription Agreement**
4.2	Series #MHQNN Interest Subscription Agreement**
6.1	Assignment and Assumption Agreement dated June 1, 2020, between Series #KYLBE, Series #MHQNN and Ark7 Properties LLC**
6.2	Loan Agreement between Ark7 Properties and Ark7 in the amount of $850,000 and dated May 15, 2020**
6.3	Loan Agreement between Ark7 Properties Series #KYLBE and Ark7 Properties in the amount of $756,250.00 and dated May 1, 2020.**
6.4	Loan Agreement between Ark7 Properties Series #MHQNN and Ark7 Properties in the amount of $756,250.00 and dated May 1, 2020.**
6.5	Asset Management Agreement between Ark7 Inc. and Series #KYLBE**
6.6	Asset Management Agreement between Ark7 Inc. and Series #MHQNN**
6.8	Loan Agreement dated November 22, 2019, assumed by Series #KYLBE and Series #MHQNN between Ark7 Properties and First Republic Bank in the amount of $756,250.**
6.9	Loan Agreement dated August 31, 2020, between Series #DJVWQ and First Republic Bank in the amount of $1,169,400.**
6.10	Form Lease Agreement**
11.1	Auditor’s Consent 2019
11.2	Auditor’s Consent 2020
12.1	Opinion of CrowdCheck Law, LLP**

*	To be filed by amendment.
**	Previously filed

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in State of California, on August 6, 2021

Ark7 Properties LLC

a Delaware series limited liability company

By	/s/ ARK7 Inc., a Delaware corporation Its: Managing Member

	By:	/s/Yizhen Zhao
	Name:	Yizhen Zhao
	Title:	President

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

Ark7 Properties LLC

a Delaware series liability company

By	/s/ARK7 Inc., a Delaware corporation Its: Managing Member

	By:	/s/Yizhen Zhao
	Name:	Yizhen Zhao
	Title:	Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer of Ark7 Inc., Managing Member of Ark7 Properties LLC

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